As Filed with the Securities and Exchange Commission on  November     ,  2007                     Registration No. 333-137702

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre Effective Amendment No.8

to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRIMECARE SYSTEMS, INC.

(Name of small business issuer in its charter)

               Delaware

                8099

     54-1707928

 (State or other jurisdiction of

(Primary Standard Industrial

(I.R.S. Employer

 incorporation or organization)

Classification Code Number)

Identification Number)

56 Harrison Street, Suite No. 501, New Rochelle, NY 10801, (914) 576-8457

(Address and telephone number of principal executive offices)

56 Harrison Street, Suite No. 501, New Rochelle, NY 10801

(Address of principal place of business or intended principal place of business)

Edward C. Levine

c/o PrimeCare Systems, Inc.

56 Harrison Street, Suite No. 501, New Rochelle, NY 10801, (914) 576-8457, Ext. 23

(Name, address and telephone number of agent for service)

Copy to:

Wynne B. Stern, Jr., Esq.

56 Harrison Street, Suite No. 501, New Rochelle, NY 10801, (914) 320-9764

Approximate date of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 4628 under the Securities Act, check he following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement  number of the earlier effective registration statement for the same offering: [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [  ]

CALCULATION OF REGISTRATION FEE

Title each class of Securities to be Registered	Proposed Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Amount of Aggregate Offering Price	Registration Fee
Common Stock(1)	69,901,120	$ 0.005 (2)	$349,505.60 (2)	$37.40 (2)

TOTAL FEE     $37.40

(1) Represents shares of PrimeCare Systems, Inc. to be distributed by way of a stock dividend to the stockholders of OCG Technology, Inc. (AOCGT@, now known as UraniumCore Company)

(2) No consideration will be received by PrimeCare Systems, Inc. in consideration for the distribution of its shares referred to in Note (1) and there is no market for the shares being distributed. Accordingly, for purposes of calculating the registration fee only, the Registrant has used $0.005 per share as the current estimated fair value of the shares being distributed, which is the difference in the bid price of OCGT=s common stock ($.05) immediately before and ($.045) immediately after the record date for the dividend distribution/spin-off.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion dated          , 2007

PROSPECTUS

PRIMECARE SYSTEMS, INC.

Spin-off of 69,901,120 Shares of Common Stock

This Prospectus relates to the distribution of a dividend made to the stockholders of OCG Technology, Inc. (AOCGT@), now known as UraniumCore Company, (AUCCO@), by the spin-off of 69,901,120 shares of PrimeCare Systems, Inc. common stock owned by OCGT.  PrimeCare Systems, Inc. is not selling any shares of common stock pursuant to this Prospectus and therefore, PrimeCare Systems, Inc. will not receive any proceeds from this offering.  All costs associated with the registration statement, of which this Prospectus is a part, will be borne by PrimeCare Systems, Inc.  Within thirty days after the effective date of this Registration Statement the shares will be distributed and PrimeCare Systems, Inc. will be an independent, public company.

Within thirty days after this Registration Statement becomes effective, holders of OCGT common stock and Series C (convertible) Preferred stock as of the close of business on December 29, 2005 (the ARecord Date@), will receive the distribution of a dividend equal to one share of PrimeCare Systems, Inc. common stock for each share of OCGT common stock, or for each share of common stock that the convertible preferred stock that they hold, is convertible into. The dividend will be distributed by Registrar and Transfer Company and will not require any action on the part of the recipient shareholder.  Following the distribution, 100% of the outstanding PrimeCare Systems, Inc. common stock will be held by the shareholders of OCGT as of the Record Date.

Shareholders may be subject to income tax on the value of the shares   of PrimeCare Systems, Inc. common stock received by them in connection with the transaction contemplated herein.  Each OCGT stockholder who receives PrimeCare Systems, Inc. shares in the spin-off will generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the distribution date.  See ACertain Federal Income Tax Consequences@.

Currently, no public market exists for PrimeCare Systems, Inc. common stock.  PrimeCare Systems, Inc. can provide no assurance that a public market for its securities will develop and ownership of its securities is likely to be an illiquid investment.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REVIEW AND CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION ARISK FACTORS@ BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is            , 2007

The Dividend Distribution will be on or before                    ,  2007

TABLE OF CONTENTS

              Page

PROSPECTUS SUMMARY..............................................................................................................

  5

RISK FACTORS ...............................................................................................................................

  7

USE OF PROCEEDS.........................................................................................................................

12

DILUTION........................................................................................................................................  12

CAPITALIZATION ........................................................................................................................   12

DETERMINATION OF PRICE........................................................................................................

12

CERTAIN MARKET INFORMATION AND MARKET RISKS....................................................

12

DESCRIPTION OF BUSINESS........................................................................................................

14

PROPERTIES....................................................................................................................................

21

LEGAL PROCEEDINGS..................................................................................................................

21

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS...................

21

SHARE PURCHASE AGREEMENT AND A DISTRIBUTION AGREEMENT...........................

25

MANAGEMENT............................................................................................................................... 26

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............

29

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS...................................................

31

DESCRIPTION OF SECURITIES....................................................................................................

31

THE SPIN-OFF..................................................................................................................................

32

CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................................................

36

LEGAL MATTERS...........................................................................................................................

36

EXPERTS ..........................................................................................................................................

36

WHERE YOU CAN FIND MORE INFORMATION.......................................................................

37

FINANCIAL STATEMENTS............................................................................................................

F-1

You should rely only on the information contained in this Prospectus.  PrimeCare Systems, Inc. has not authorized any other person to provide you with different information.  The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

All references in this Prospectus to: (1) Awe,@,Aus,@ Aour,@ APSI,@ APrimeCare@ and ACompany@ refer to PrimeCare Systems, Inc., unless indicated otherwise. (2) PrimeCareJ V9, refers to PrimeCareJ Patient Management System, Version Nine, unless indicated otherwise. (3) AOCGT,@ AUCCO,@ AOCG Technology, Inc.,@ refer to UraniumCore Company, unless indicated otherwise.

DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL _______________, 2007, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus, but does not contain all of the information that may be important to you. This Prospectus includes specific terms of the offering, information about the business of PrimeCare Systems, Inc. and its financial data.  PrimeCare Systems, Inc. encourages you to read this Prospectus in its entirety, particularly the ARisk Factors@ section, financial statements and notes thereto, before making an investment decision.

WHAT WE DO

PrimeCare Systems, Inc. (APrimeCare@), a Delaware corporation, was a wholly-owed subsidiary of OCG Technology, Inc., a Delaware corporation, (AOCGT@, now known as UraniumCore Company).  OCGT entered into two agreements, a Share Purchase Agreement with Bobby Vavithis on December 19, 2005, which closed on December 31, 2005, and a Distribution Agreement with PrimeCare also on December 19, 2005.

Both agreements provide that the shares of PrimeCare Systems, Inc. common stock, 100% owned by its parent, OCGT, are to be distributed to those stockholders of record of OCGT prior to the closing of the Share Purchase Agreement.  Accordingly, each such stockholder of OCGT will receive one share of the common stock of PrimeCare Systems, Inc. for each share of OCGT=s common stock or for each share of common stock that OCGT=s Series C convertible preferred stock is convertible into, owned by each such stockholder.  In order to facilitate the spin-off of the PrimeCare Systems, Inc. shares, PrimeCare Systems, Inc. has filed a registration statement with the SEC, of which this Prospectus is a part.  Within thirty days after the effective date of this Registration Statement the shares will be distributed.

           The instant transaction with Mr Vavithis is not the first time that OCGT planned to distribute the shares of PrimeCare to its shareholders.  On March 16, 2005, OCGT entered into an agreement and plan of reorganization with Centerstaging Musical   Productions, Inc. and its stockholders (“Centerstaging”).  Pursuant to the terms of that agreement, OCGT would have acquired all of the issued and outstanding capital stock of Centerstaging in exchange for the issuance of  shares of OCGT’s Series F Preferred stock.  Upon the closing of that share exchange, Centerstaging would have become a wholly-owned subsidiary of OCGT.  That transaction would have resulted in a change of control of OCGT, whereby approximately 96% of OCGT's outstanding shares would have become owned by persons who were previously stockholders of Centerstaging.  OCGT would have changed its corporate  name to Centerstaging Musical Productions, Inc.  As a condition of that agreement, 100% of the shares of PrimeCare owned by OCGT, would have been distributed to those stockholders of OCGT, prior to the closing of that agreement.  To effectuate that transaction PrimeCare filed a Registration Statement with the SEC on Form SB-2 on April 22, 2005, which was amended July 1, 2005, File No.  333-124242.  On August 3, 2005, PrimeCare withdrew that Registration Statement because the agreement and plan of reorganization was terminated by Centerstaging, on August 1, 2005.

At this time we have no plans, proposals or arrangements, written or otherwise, to acquire or merge with any other company.

There were several reasons for the delay in filing this registration statement.  The Company filed a Registration of Securities on Form 10-SB (File No. 000-51830) and after reconsideration withdrew the filing on March 23, 2006, with the intention of filing this Form SB-2.  The Company had experienced delays in getting audits timely completed by its former Independent Registered Public Accounting Firm because they were located in Texas and the Company is in New York, which caused  the Company to decide to change its auditors. The Company sought and engaged a new firm and since the fiscal year ended June 30, 2006, was near at hand, the Company decided to complete the audit for the fiscal year before filing this registration statement.

The motivation for this transaction was that it benefited the Record Holders, who were the shareholders of OCGT immediately before the transaction with Bobby Vavithis.  Prior to the closing of the transaction, all of the assets and liabilities of OCGT were transferred to PimeCare.  After the closing of the transactions on December  31, 2005, the Record Holders owned 100% of the stock of PrimeCare, which was equal to their pro rata share ownership in OCGT and as part of the transaction PrimeCare received $275,000.00 in cash.  Additionally, the Record Holders continued to own their OCGT shares, which after the closing of the transaction acquired uranium deposits and changed its name to UraniumCore Company, which continues to be traded on the Bulletin Board.

PrimeCare Systems, Inc.: (i) created, owns, maintains, and markets the PrimeCareTM Patient Management System, Version Nine (APrimeCareTM V9@) which includes the CodeComplierTM; (ii) owns, maintains, and markets Web sites containing secure Internet enhanced, and targeted components of PrimeCareTM Version Nine, which Web sites are known as PrimeCareOnTheWeb.com, YourOwnDoctor.com, and YourOwnHealth.com; and (iii) created, maintains and markets a shopping cart on a fitness Web site, known as www.FitNShape.com.

ABOUT US

The principal executive offices of PrimeCare Systems, Inc. are located at 56 Harrison Street, Suite No. 501, New Rochelle, NY 10801, (914) 576-8457

SUMMARY OF THE SPIN-OFF

Distributing company....................	OCG Technology, Inc. (AOCGT@ now known as UraniumCore Company), a Delaware corporation.
Distributed company.....................

PrimeCare Systems, Inc., a Delaware corporation,: (i) created, owns, maintains, and markets the PrimeCareTM Patient Management System, Version Nine (APrimeCareTM V9@) which includes the CodeComplierTM; (ii) created, own, maintain, and market Web sites containing secure Internet enhanced, and targeted components of PrimeCareTM Version Nine, which Web sites are known as PrimeCareOnTheWeb.com, YourOwnDoctor.com, and YourOwnHealth.com; and (iii) created, owns and maintains a fitness Web site, known as www.FitNShape.com

Distribution ratio...........................

One share of the common stock of PrimeCare Systems, Inc. will be issued for each share of OCGT common stock you own as of the close of business on December 29, 2005. If you own OCGT Series C Preferred Stock as of the close of business on December 29, 2005, you will be issued one hundred shares of the common stock of PrimeCare Systems, Inc. for each share of OCGT Series C Preferred Stock that you owned.

Record date...................................	As of the close of business on December 29, 2005.
Distribution date...........................	Within thirty days after the effective date of this Registration Statement the shares will be distributed
Distribution agent.........................	Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, telephone: (800) 456-0596
Transfer agent and registrar..........	Registrar and Transfer Company
Securities to be distributed. .........	69,901,120 shares of PrimeCare Systems, Inc. common stock.
Common stock outstanding after offering.........................................	69,901,120 shares

Trading market.............................

None presently, although following the effectiveness of this Registration Statement PrimeCare Systems, Inc. anticipates taking steps necessary to have its common stock included on the OTC Bulletin Board.

Dividend policy............................	PrimeCare Systems, Inc. has never paid dividends on its common stock and does not anticipate paying dividends in the foreseeable future.
Use of proceeds............................	PrimeCare Systems, Inc. will not receive any proceeds from the spin-off of shares.
Risk Factors..................................

The ownership of PrimeCare Systems, Inc. securities involves a high degree of risk. We urge you to review carefully and consider all information contained in this Prospectus, particularly the items set forth under ARisk Factors@ beginning on page 5.

Other terms and conditions of the stock purchase agreement............

PrimeCare Systems, Inc. assumed all of the assets and liabilities of OCGT, known, unknown and contingent.  The known liabilities are $440,469, which consists of: $215,700 in promissory notes payable to OCGT shareholders, all of whom, by virtue of the spin-off, will become PSI shareholders after the Distribution; $175,000 of promissory notes payable to a third party; and $49,769 of accounts payable and accrued expenses.

Federal income tax consequences..

Neither PrimeCare Systems, Inc. nor OCGT intend for the spin-off to be tax-free for U.S. federal income tax purposes and you may be subject to income tax on the value of the shares of our common stock.  We advise that you consult your own tax advisor as to the specific tax consequences of the spin-off.

Our relationship with OCGT after the spin-off...................................	Following the spin-off, PrimeCare Systems, Inc. will be an independent, public company and does not anticipate any continuing relationship with OCGT

RISK FACTORS

An investment in, and ownership of, the securities of PrimeCare Systems, Inc. is speculative and involves a high degree of risk.

You should carefully consider the following risks, together with all other information included in this registration statement, including our financial statements and related notes.  Please keep these risks in mind when reading this registration statement, including any forward-looking statements appearing herein.  If any of the following risks actually occurs, the business, financial condition or results of operations of PrimeCare Systems, Inc. would likely suffer materially.  As a result, the trading price of our common stock, if a trading market develops, may decline and you could lose all or part of your investment.

Risks Relating to the Business of PrimeCare Systems, Inc.

We have sustained operating losses in every year of our existence and have minimal assets.  PrimeCare has suffered losses from operations during each of its last twelve fiscal years.  As a result of such losses, PrimeCare has incurred an accumulated deficit of $8,132,294 through March 31, 2007.  PrimeCare is currently operating at a loss, and it is anticipated that it will continue to operate at a loss for the foreseeable future. PrimeCare may never operate at a profit in the future.

ALTHOUGH THE REPORT OF THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS IS A GOING CONCERN OPINION, IT STATES THAT OUR LOSSES FROM OPERATIONS, STOCKHOLDERS= DEFICIENCY AND OTHER FACTORS RAISE SUBSTANTIAL DOUBT ABOUT PRIMECARE=S ABILITY TO CONTINUE AS A GOING CONCERN.  These factors, and the fact that the Company=s Independent Certified Public Accountants raise doubts about the Company=s ability to continue as a going concern, will have an adverse effect on the Company=s ability to secure additional and needed financing.

We have assumed the debt and other obligations of OCG Technology, Inc. pursuant to the terms of a share purchase agreement.  We have assumed the debt of OCG Technology, Inc. (AOCGT@), known, unknown and contingent.  Although we do not believe there are any unknown or contingent liabilities, the known liabilities of OCGT, as of December 31, 2005, consists of $215,700 of notes payable to shareholders, $175,000 in notes payable to a third party and $49,769 in accounts payable and accrued expenses, for an aggregate of $440,469, which was offset by a $275,000 cash contribution.  This results in a net increase in our liabilities of $165,469.  The shareholder notes, which were due and payable on July 10, 2007, were subsequently converted into Series A preferred shares in full satisfaction of the notes.  The Company=s assumption of these obligations, including the unknown and contingent liabilities of OCGT, further weakens the Company=s financial condition and will have an adverse effect on the Company=s ability to secure additional financing.

We may not be able to develop a significant market for our technology, which could cause our business to fail.  The financial success of the Company is dependent upon its ability to successfully market the PrimeCare System, Version Nine; PrimeCareOnTheWeb.com; YourOwnDoctor.com; and YourOwnHealth.com.

The PrimeCareJ System, Version Nine (APrimeCareJ V9@) and other electronic medical records are a relatively new concept in the management of a medical practice, and their success is dependent upon its acceptance by healthcare industry.  To date, physicians have not, in significant numbers, accepted the concept of the electronic medical record.  PrimeCareJ V9 may never be accepted by a sufficient number of healthcare providers to ensure its profitability.  If the Company's heath care software products never become profitable, it could cause the Company to fail.

PrimeCareOnTheWeb.com and YourOwnDoctor.com are Web sites for healthcare providers and are new concepts in the management of a medical practice and their successes are dependent upon their acceptance by healthcare providers. There can be no assurance that http://www.primecareontheweb.com or http://www.yourowndoctor.com will be accepted by a sufficient number of healthcare providers to ensure its profitability.

YourOwnHealth.com is a Web site for consumers, and is a new concept in the management of medical problems. Its success is dependent upon its acceptance and use by consumers. There can be no assurance that http://www.yourownhealth.com will be accepted by a sufficient number of consumers to ensure its profitability.

Adverse effects of competing technologies. Other companies market systems which may have some of the features of the PrimeCareJ V9.  Our current and potential competitors may develop products and technologies that we cannot compete with.  Many of our competitors have substantially greater financial, development and marketing resources than we do.   Other products may be developed by third parties, which would adversely affect the marketability or profitability of any, or all, of the Company's products.   See ADESCRIPTION OF BUSINESS - Competition@ and AMANAGEMENT=S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS@.

We may not be able to protect our proprietary rights which could impair our business and cause us to incur substantial expense to enforce our rights.  We do not hold any patents on our technology.  We rely on our copyrights, trade secrets, confidentiality agreements and know-how to protect the PrimeCareJ V9 and each of our other technologies, all of which may not be sufficient to protect them.  Substantial expense could be required in attempts to enforce our rights.  Our weak financial position could prevent us from attempting to protect our rights.  Our inability to protect our rights could seriously impair our business.

We are operating in the medical field, which is subject to extensive federal, state and local regulation.   Changes in governmental regulations and failure or inability to comply with such regulations could require changes in our operations and could cause our business to fail.  Although currently PrimeCare V9 and our other products are not required to obtain approval of the U.S. Food and Drug Administration (“FDA”), we cannot predict the nature or effect of government regulations that might be adopted which could adversely effect, or prevent, the marketability of our products.  In addition, the local service providers we contract with are responsible for compliance with applicable regulatory requirements in their local market. Changes in existing regulations which makes compliance more costly or difficult, enactment of new regulations which are more restrictive than current regulations, or any failure by our local service provider to comply with new or existing regulations is likely to have a material adverse effect on us and could cause our business to fail.

We must comply with all applicable governmental regulations in each country in which we operate.  Our business may be subject to substantial regulation in each country in which we operate. Such regulations, if any, are likely to change over time and there is no assurance that we will be able to remain in compliance.  In addition, the local service providers we contract with are responsible for compliance with applicable regulatory requirements in their local market. Changes in existing regulations which makes compliance more costly or difficult, enactment of new regulations which are more restrictive than current regulations, or any failure by our local service provider to comply with new or existing regulations is likely to have a material adverse effect on us and could cause our business to fail.

There is substantial doubt about our ability to continue as a going concern due to working capital shortages, and we may not be able to continue operations unless we obtain additional funding.  To date, we have been unable to provide sufficient working capital from operations. Therefore, to fund our operations, we have relied significantly on capital contributions from OCG Technology, Inc. our former parent company and former sole shareholder.   In the future we will have to rely on the sale of equity interests in PrimeCare, and/or from loans from some of our officers and shareholders.  Since our stock will not be publicly traded until this Registration Statement becomes effective, and thereafter, we are able to establish a market for our stock, the sale of equity interests may not be possible.

We have discontinued a profitable business segment and rely on a few products for our revenues.  PrimeCare currently is relying on the marketing of the PrimeCareJ System, Version Nine and its three Web sites for its revenues   Three Web sites are based on, and tied to, the PrimeCareJ V9.  PrimeCare does not have the financial ability to develop or acquire new products to market.  Until March 2006, PrimeCare’s sole revenues from PrimeCare V9 was $60,000 and PrimeCare primarily derived its income from the sale of Denise Austin videos and DVDs on the Company=s Ashopping cart@, which was linked to the Denise Austin Web site, which during the six months ended December 31, 2006 was $472; during  the year ended June 30, 2006 was $39,100; and during the year ended June 30, 2005 was $105,991. During March of 2006, the relationship was terminated by the Denise Austin Web site.  They gave no reason for the termination.  The Company has continued selling its inventory of Denise Austin videos and DVDs on its Fit-N-Shape Web site.  The Company has in terminated the segment of its business involved in the sale of fitness videos and DVDs.  If PrimeCare cannot successfully market its current health care industry products, it will fail.

We are subject to international economic and political risks, over which we have little or no control. Our only income producing licensee as of this date involves providing services in countries in South America.  Doing business outside the United States, particularly in underdeveloped countries, some of which have unstable or unpredictable political, social and economic conditions, subjects us to various unique risks.  This includes changing economic, political and social conditions, major work stoppages, exchange controls, armed conflicts and unexpected changes in laws relating to tariffs, trade restrictions, foreign investments, taxation and nationalization or other expropriation of private enterprises.  We have no control over these risks and may be unable to anticipate changes in international economic, political and social conditions and, therefore, unable to alter our business practices in time to avoid loss of assets, and disruption or failure of our business.  Our license agreement with our Argentine licensee provides for us to be paid in US$, therefore we are not subject to currency fluctuations or devaluations.

Market Risks

There is no public market for our common stock, and even if a market develops, it will likely be thin and subject to manipulation.  Prime care=s common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for its common stock.  PrimeCare has not taken any steps to enable its common stock to be quoted on any exchange or quoted on any similar quotation service, such as OTC Bulletin Board, and can provide no assurance that its common stock will ever be quoted on any quotation service, or that any market for its common stock will ever develop.  As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of PrimeCare stock.  If an active trading market does develop, the market price of PrimeCare=s common stock is likely to be highly volatile due to, among other things, the lack of significant revenues and the nature of its business, and because it will be a new public company with a poor operating history.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies= securities and that have often been unrelated to the operating performance of these companies.  If an active trading market does develop, any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

We do not intend to pay dividends to our stockholders, so you will not receive any return on your investment in our company prior to selling your interest in our stock.  We have never paid any dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.  If we determine that we will pay dividends to the holders of our common stock, we cannot assure that such dividends will be paid on a timely basis.  As a result, you will not receive any return on your investment prior to selling your shares in our company and, for the other reasons discussed in this ARisk Factors section@, you may not receive any return on your investment even when you sell your shares in our company.

Obtaining additional capital through the future sale of common stock and derivative securities will result in dilution of stockholder interests.  We will likely need to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.  Should we become publicly traded, sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. We have authorized 200,000,000 shares of common stock. As of the date of this filing, we have outstanding 69,901,120 shares of common stock; and 64,570 shares of Series A Preferred Stock, convertible into 6,457,000 shares of common stock; and we have issued approximately 14,466,262 warrants to purchase common stock at prices ranging from $0.02 to $0.07 per share.  If the Series A Preferred Stock is converted and the warrants are exercised, the issued and outstanding shares of our common stock would increase to 87,264,382, and prior to being exercised, these warrants overhanging the market could depress the market price of our shares.  Additionally, we would still have in excess of 112,000,000 additional shares of common stock plus more than 9,900,000 shares of preferred stock available for future sale.

The Board of Directors has the power to create classes of both common and preferred stock.  Our Certificate of Incorporation authorizes us to issue 200,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share, either of which may be issued in series.  Our Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, each series of stock to be issued by us.  As a result, from time to time, differing series of common stock and/or Preferred Stock could be created which may adversely affect the voting power or other rights of the current stockholders.

The SEC=s penny stock rules apply to us. These rules may have the effect of decreasing the liquidity of our stock and increasing the transaction cost for transactions in our stock.  The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent of the customers and provide monthly account statements to the customer. With all these restrictions, the likely effect of designation as a low priced stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and to increase the transaction cost of sales and purchases of such stock compared to other securities.

OCG Technology, Inc. stockholders may want to sell their shares after they are received in the spin-off and this could adversely affect the market for our securities.  OCG Technology, Inc. will distribute 69,901,120 shares of our common stock to its stockholders in this spin-off distribution  Because OCG Technology, Inc. will divest itself of its ownership of our shares, the stockholders of OCG Technology, Inc. may not be interested in retaining their investment in our shares.  If we become publicly traded and a large number of OCG Technology, Inc. stockholders offer their shares of our stock for sale, the market for our securities could be adversely affected.

Other Risks

The Escrow Agent designated to hold the Certificate of PrimeCare Shares, which is the subject of the escrow, Jeffrey P. Nelson, is an officer and director of the Company (see “MANAGEMENT”). As such, the Escrow Agent is not an independent person. Should the Escrow Agent breach his duties under the Escrow Agreement, there is no assurance that the Shareholders would be able to secure an adequate remedy therefor.

FORWARD LOOKING AND CAUTIONARY STATEMENTS

This Prospectus, including the sections entitled ASummary@, ARisk Factors@, AManagement=s Discussion@ and AAnalysis or Plan of Operations@ and ABusiness@, contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties.  These factors may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from those  expressed or implied by the forward-looking statements. These risks and other factors include those listed under ARisk Factors@ and elsewhere in this Prospectus.  In some cases, you can identify forward-looking statements by terminology such as Amay@, Awill@ Ashould@, Aexpects@, Aintends@, Aplans@, Aanticipates@, Abelieves@, Aestimates@, Apredicts@, Apotential@, Acontinue@, or the negative of these terms or other comparable terminology.

You should be aware that a variety of factors could cause actual results to differ materially from the anticipated results or other matters expressed in forward-looking statements.  These risks and uncertainties, many of which are beyond our control, include:

1.

The ability of PrimeCare Systems, Inc. to market its products and services;

2.

The anticipated benefits and risks associated with the business of PrimeCare Systems, Inc.

3.

The anticipated benefits and risks associated with the business strategy of PrimeCare Systems, Inc.;

4.

Volatility of the stock market;

5.

PrimeCare Systems, Inc. future operating ability and the future value of its common stock;

6.

The anticipated size or trends of the market segments in which we compete and the anticipated competition in those markets;

7.

The future capital requirements of PrimeCare Systems, Inc. and its ability to satisfy its needs; and general economic conditions.

You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties.  Actual results may differ materially from those included within the forward-looking statements as a result of various factors.  Cautionary statements in the risk factors section and elsewhere in this Prospectus identify important risks and uncertainties affecting the future of PrimeCare Systems, Inc. , which could cause actual results to differ materially from the forward-looking statements made in this Prospectus.

Neither PrimeCare Systems, Inc. nor any other person assumes responsibility for the accuracy or the completeness of the forward looking statements. PrimeCare Systems, Inc. is under no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We will receive no proceeds from the distribution of our shares in this spin-off.

DILUTION

PrimeCare Systems, Inc. had outstanding 69,901,120 shares of its $0.001 par value common stock, with an unaudited net book value as reflected on the PrimeCare Systems, Inc. unaudited balance sheet at June 30, 2006, of a $281,198, or $.004 per share.  Net book value per share represents the amount of the total assets less liabilities of PrimeCare Systems, Inc., divided by the number of shares of its common stock outstanding. The spin-off transaction represents a distribution of shares that are already outstanding and will have no effect on the net book value of PrimeCare Systems, Inc.

CAPITALIZATION

The following table sets forth the capitalization of PrimeCare Systems, Inc. as of June 30, 2007, on an actual basis. You are urged to read this table together with the financial statements and accompanying notes that are included later in this Prospectus.

                    June  30,  2007

Stockholders' equity:

Preferred stock, $0.01par value per share, 10,000,000 shares authorized,

Series A Preferred 64,570 shares issued and outstanding

$                    646

Common stock, $0.001 par value per share, 200,000,000 authorized

69,901,120 shares issued and outstanding

69,901

Additional paid-in capital

     8,841,879

                    Accumulated deficit

                       (8,915,672)

      Total stockholders' equity

$       (3,251)

DETERMINATION OF PRICE

The distribution described in this Prospectus is a dividend to spin-off 69,901,120 shares of PrimeCare Systems, Inc. common stock, which was owned by OCGT, and represents 100% of the outstanding common stock of PrimeCare Systems, Inc.  The 69,901,120 shares will be distributed to the stockholders within thirty days after the date of this Prospectus.  No new shares are being sold in this distribution and no offering price has been established for our common stock.  Upon completion of the distribution, PrimeCare Systems, Inc. will apply to have its shares quoted on the OTC Bulletin Board.   No assurances can be provided that the shares of PrimeCare Systems, Inc. will be accepted by the OTC Bulletin Board, or at what price its shares will trade if a market for them does develop, nor can any assurances be made that a market will develop.

CERTAIN MARKET INFORMATION AND MARKET RISKS

There is not presently, nor has there ever been, a public trading market for the common stock of PrimeCare Systems, Inc.  It is anticipated that following the proposed spin-off of the shares, PrimeCare Systems, Inc. will attempt to find a market maker to sponsor PrimeCare and make an application to the NASD to have Prime care=s shares quoted on the OTC Bulletin Board.  The application of PrimeCare Systems, Inc. to the NASD will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Securities Exchange Act of 1934.

Inclusion on the OTC Bulletin Board will permit price quotations for the shares of PrimeCare Systems, Inc. to be published by that service.  Although PrimeCare Systems, Inc. intends to find a market maker to submit an application to the OTC Bulletin Board subsequent to the effectiveness of this registration statement, it does not anticipate that its shares will immediately be traded in the public market.  Also, secondary trading of PrimeCare Systems, Inc. shares may be subject to certain state imposed restrictions.  Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of the securities of PrimeCare Systems, Inc.  There can be no assurance that shares of PrimeCare Systems, Inc. will find a market maker or be accepted for trading on the OTC Bulletin Board or any other recognized trading market.  Also, there can be no assurance that a public trading market will develop following the spin-off or at any other time in the future or, that if such a market does develop, that it can be sustained.

Without an active public trading market, you may not be able to liquidate the shares you received in the spin-off.  If a market does develop, the price for the securities of PrimeCare Systems, Inc. may be highly volatile and may bear no relationship to its actual financial condition or results of operations.  Factors discussed in this Prospectus, including the many risks associated with an investment in the securities of PrimeCare Systems, Inc., may have a significant impact on the market price of PrimeCare Systems, Inc. common stock.

The ability of individual stockholders to trade their shares of PrimeCare Systems, Inc. in a particular state may be subject to various rules and regulations of that state.  A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state.  Presently, PrimeCare Systems, Inc. has no plans to register its securities in any particular state.

It is unlikely that securities of PrimeCare Systems, Inc. will be listed on any national or regional exchange or on The NASDAQ Stock Market.  Therefore, shares of PrimeCare Systems, Inc. most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the Apenny stock@ rule.  Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the SEC.  Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities.  Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.  Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in the common stock of

Prime care Systems, Inc. and may affect the ability of stockholders to sell their shares.  These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in the shares of Prime care Systems, Inc., or they could affect the value at which its shares trade.  Classification of the shares as penny stocks increases the risk of an investment in the shares of Prime care Systems, Inc.

According to the stockholder list of December 29, 2005, the date of record for stockholders of OCGT to receive shares of the common stock of Prime care Systems, Inc. in the spin-off, following the distribution of the shares of Prime care Systems, Inc., there will be approximately 69,901,120 shares of our common stock outstanding held of record by approximately 1,258 holders of record of the common stock of Prime care Systems, Inc. This number does not take into consideration stockholders whose shares are held by broker-dealers, financial institutions or nominees.

Dividend Policy

Prime care Systems, Inc. has never declared or paid cash dividends or made distributions and does not anticipate paying cash dividends or making distributions in the foreseeable future.  Prime care Systems, Inc. currently intends to retain and invest future earnings, if any, to finance operations.

DESCRIPTION OF BUSINESS

Background

PrimeCare Systems, Inc. (APrimeCare@) was incorporated in the State of Delaware on May 2, 1994, and was acquired for stock, as of May 16, 1994, by OCG Technology, Inc. (AOCGT@), now known as UraniumCore Company), a Delaware corporation, whose common stock is publicly traded.  Prime care continued to be a wholly owned subsidiary of OCGT until December 31, 2005, when, as a condition to a share purchase agreement, Prime care=s stock held by OCGT was spun-off to OCGT=s shareholders of Record as a stock dividend.  PrimeCare=s stock is not publicly traded and, as a result of the spin-off, it no longer is a subsidiary of a publicly traded company.  PrimeCare filed a Registration Statement, of which this Prospectus is a part, pursuant to the Securities Act of 1933, as amended (the AAct@), with the Securities and Exchange Commission (the ACommission@) to register its common stock, which will be distributed to OCGT=s shareholders of Record as a stock dividend.  If, as, and when, said Registration Statement becomes effective, PrimeCare intends to attempt to have a market maker file the necessary documents to enable it to make a market in PrimeCare=s registered common stock and submit an appropriate application to have its stock quoted on the OTC Bulletin Board.

The instant transaction with Mr Vavithis is not the first time that OCGT planned to distribute the shares of PrimeCare to its shareholders.  On March 16, 2005, OCGT entered into an agreement and plan of reorganization with Centerstaging Musical   Productions, Inc. and its stockholders (“Centerstaging”).  Pursuant to the terms of that agreement, OCGT would have acquired all of the issued and outstanding capital stock of Centerstaging in exchange for the issuance of  shares of OCGT’s Series F Preferred stock.  Upon the closing of that share exchange, Centerstaging would have become a wholly-owned subsidiary of OCGT.  That transaction would have resulted in a change of control of OCGT, whereby approximately 96% of OCGT's outstanding shares would have become owned by persons who were previously stockholders of Centerstaging.  OCGT would have changed its corporate  name to Centerstaging Musical Productions, Inc.  As a condition of that agreement, 100% of the shares of PrimeCare owned by OCGT, would have been distributed to those stockholders of OCGT, prior to the closing of that agreement.  To effectuate that transaction PrimeCare filed a Registration Statement with the SEC on Form SB-2 on April 22, 2005, which was amended July 1, 2005, File No.  333-124242.  On August 3, 2005, PrimeCare withdrew that Registration Statement because the agreement and plan of reorganization was terminated by Centerstaging, on August 1, 2005.

At this time PrimeCare has no plans, proposals or arrangements, written or otherwise, to acquire or merge with any other company.PrimeCare had two business segments: (a) it created, owns, maintains, and markets a computerized patient medical record (a ACPR@), also known as an electronic medical record (an AEMR@) with related Internet Web sites; and (b) it sells Denise Austin fitness videos and DVDs on its Web site,  www.FitNShape.com, and until March of 2006 sold Denise Austin fitness videos and DVDs on its Ashopping cart@ which was linked to the Denise Austin Web site.  The Company is discontinuing this business segment.

The EMR is known as the PrimeCareJ Patient Management System Version Nine, (APrimeCareJ V9@) which includes the CodeComplierJ.  The Web sites contain secure Internet enhanced, and targeted components of PrimeCareJ V9, and are known as www.PrimeCareOnTheWeb.com, www.YourOwnHealth.com; and www.YourOwnDoctor.com.

Our research and development facility and home of our Web sites is located at 610 Thimble Shoals Boulevard, Newport News, VA 23606.

Our principal executive office is located at 56 Harrison Street, New Rochelle, New York 10801.

The EMR Products:

PrimeCareJ Version Nine:

PrimeCareJ V9 is PrimeCare=s most recent, ground-up redesign and re-write of it=s initial electronic medical record (AEMR@).

PrimeCareJ V9's system incorporates a three-tier client-provider-relational database management system (ARDBMS@) design, structured to support geographically separated tiers.  The three tiers are interconnected.  The provider and data base tiers are designed to support multiple, distinct clients simultaneously.  The client tier has been designed to allow internationalization and localization (easy adaptation to local currency, date and time conventions).

Provisions have been added for support of an unlimited number of alternative languages.  Currently, language support is offered in both English and Spanish.  PrimeCare has executed a license agreement, which among other things provides for the development of a Portuguese version.

PrimeCareJ V9 is a Windows7 application.  The client tier will run on Windows7 98SE, or any later Windows7 desktop operating system, such as Windows7 2000, Windows7 NT, or Windows7 XP.  It will not run on Unix or Linux.  The provider tier and data base tier of PrimeCareJ V9 is hosted on redundant Windows7 2000 or Windows7 XP servers with modest backup, and standby support.

As a three-tier application, PrimeCareJ V9 requires only that the client tier (end-user) application to be installed at the end-user location (usually, the health care provider=s facility).  Although the client  tier uses the Internet to communicate with the provider tier, it is not a browser-based application, thereby eliminating the many compatibility and security issues involved in supporting multiple browser configurations.  The client tier is a specially written front-end application, designed to be downloaded by the end-user via a Web connection, and then installed at the end-user=s location using normal Windows7 installation procedures.

The three-tier architecture of PrimeCareJ V9 is intended to provide various advantages, including easy end-user installation; reduced on-site hardware and support requirements; enhanced data security; and  flexibility.  PrimeCareJ Version Nine's reduced installation and maintenance costs, and its flexibility, should enable it to be adapted to a wide variety of health care organizational uses, including national and local health care systems, military organizations, correctional facilities, HMOs, hospitals with outpatient services, clinics, group practices and solo practitioners.

The PrimeCareJ V9 system is intended to support multiple reimbursement models, including free demo, no-charge use; sponsored use; flat fee, periodic (monthly / annual) fee, activity based fees; and option-based fees.

Beyond being intended as a user friendly patient management system, that is patient, physician and staff interactive, the PrimeCareJ V9 system: (i) is Health Insurance Portability Accountability Act (AHIPAA@) compliant; (ii) collectively contains over 100,000 complaint and disease state questions, over 2,000 diagnoses, over 675 physician reference articles, and over 300 patient education articles; (iii) does not require the patient to have computer or typing skills; (iv) enables the physician to obtain a patient=s detailed history of present illness (AHPI@), by having the patient answer the questionnaires without requiring a physician or a staff member to be present; (v) allows the physician to interact directly with PrimeCareJ V9, to select and document the normal and abnormal physical findings, assessments, tests, prescriptions and treatment plan for the patient; (vi) provides automatic (real time) calculation of the Centers for Medicare & Medicaid Services (formerly, the Health Care Financing Administration) mandated Evaluation and Management (AE&M@) code, with a full audit trail, used for determining the reimbursement level by Medicare, health insurance providers and other third party payers for office visits;  (vii) creates clinical and patient databases for outcomes research.

When the patient arrives at, or telephones, a doctor=s office, which is equipped with PrimeCareJ V9, a staff member, based upon the patients chief complaint and/or symptoms, selects an appropriate questionnaire, or questionnaires for the patient to answer.  If the patient is at the doctor=s office, the staff member takes and enters the patient=s vital signs.  In this case, the patient would be seated at a computer, (or, if at home or in his or her own office, then via the Internet), to answer the complaint-specific questionnaires selected by the staff member.  When the patient completes the questionnaire(s), PrimeCareJ V9 prepares a Preliminary Report (the AReport@) for the physician to review before examining the patient.

This Report contains nurses notes, if any, the patient=s vital signs (if entered), along with, most importantly, the patient=s detailed HPI, which includes all of the positive and significant negative responses to the questions contained in the completed questionnaire(s), plus an alphabetical list of diagnostic possibilities with the triggering patient responses annotated.  If the patient preferred to read and answer the questions in Spanish, and the physician is more fluent in English, with the stroke of one key by the physician, the entire patient record appears in English.  The same simple key stroke or Amouse@ click process used by the patient allows the physician, or appropriate staff member, to select and document physical findings (normal and abnormal), assessments, tests, and treatment plan; to prescribe medications; to select patient education handout materials; and to specify follow-up instructions.

A permanent electronic record of the visit is thereby generated, and the need for dictation and transcription, with their associated costs, is virtually eliminated.  At the conclusion of the encounter, a final summary report of the visit, that includes the patient=s HPI, physical findings, assessment, tests, prescriptions, treatment plan, patient educational materials and the scheduled follow-up visit, are stored electronically in the patient=s file.  A copy of the documentation can be printed for the patient to keep in his or her own personal medical record.

CodeComplierJ

PrimeCare has also developed its ACodeComplierJ@, an application software program used in conjunction with its PrimeCareJ V9 and PrimeCareOnTheWeb (see below).  As each item of information is entered and collected by PrimeCare during the patient encounter, the CodeComplierJ organizes the data in the proper classification and, using the Centers for Medicare & Medicaid Services (ACMS@, formerly called, HCFA) Documentation Guidelines, automatically calculates the E&M code level, with full audit trail, used for determining the reimbursement level of Medicare and other third party payers for the History, Physical Findings and Decision Making sections of the office visit.  The process is intended to eliminate or reduce the time and effort that would otherwise be required by the physician or staff to complete this task. CodeComplierJ is intended to help take the guesswork out of E&M and third party payer compliance. CodeComplierJ is an integral part of PrimeCare=s PrimeCareJ V9.

PrimeCareOnTheWeb.com (the APCW Site@):

The PCW Site is a physician and patient interactive Web Site that: (i) uses PrimeCareJ V9=s questionnaires for diagnostic and follow-up office visits, physician reference articles, patient education material, and the CodeComplierJ for real time calculation of E&M code; (ii) enables physicians to obtain their patient=s detailed HPI by having the patient answer questionnaires via the Internet without requiring physician or staff participation; (iii) saves the physician and staff the time required to obtain the HPI, thus allowing them to give more attention to each patient and/or see more patients; (iv) produces a  comprehensive HPI that includes all of the Ayes@ answers, pertinent negatives, and a list of the diagnostic possibilities with the answers repeated that support each diagnostic consideration; (v) is HIPAA compliant; (vi) provides protection for Internet communication and the confidentiality rights of every user through the use of identification (AID@) and password requirements and secure digital certificates (vii) encrypts all data for storage; (viii) creates a database for outcomes research; and (ix) automatically provides registered physicians individual Web sites on PrimeCare=s YourOwnDoctor.com.

YourOwnDoctor.com (the AYOD Site@):

The YOD Site is a web site created, owned, operated and maintained by PrimeCare that: (i) provides free individual Web sites for physicians, physician groups, and other health care providers who register for PrimeCareOnTheWeb; (ii) enables such physicians to promote their services through displaying credentials, including photos of each physician and staff in the office, listing specialties, office hours, directions, maps, phone numbers, e-mail addresses, and accepted insurance plans; (iii) provides useful links to other medical sites; (iv) provides a direct link from physician site to PCW that enables patients to access and complete appropriate questionnaires; (v) provides direct link to YourOwnHealth.com for use by patients.

YourOwnHealth.com (the AYOH Site@):

The YOH Site is a free, online health and wellness Web site, designed to empower health care consumers to be better prepared for their next visit to the doctor. The YOH Site (i) offers the AMedical Interview@ which: (a) enables visitors, securely and anonymously, to select and complete approximately 104 of the 280 questionnaires contained in PrimeCareJ V9; (b) generates and makes available to the visitor a detailed HPI report based upon  responses made; (c) permits the visitor to answer the questionnaires in either English or Spanish; (d) encrypts all medical data and uses digital certificates for Internet communication; (e) provides banner links to the YOD Site: (ii) provides the visitor with a AYourOwnHealth Notebook@ which: (a) is a secure depository for storage of personal and family medical data for registered members (AMembers@); (b) can be accessed only through the use of registered IDs and Passwords; (c) encrypts all medical data and uses digital certificates for Internet communication; (d) provides a convenient way to keep track of personal health issues such as allergies, immunizations, medications and others that can be kept and edited on designated lists; (e) allows the Member to save their completed HPI Questionnaire reports and to add personal notes and reminders to the record; (iii) provides the AYourOwnHealth Reference@ which supports  health care consumer education material relating to diseases, disease management, medical procedures and prescription, and common over-the-counter medications, including drug interaction.

Sales and Marketing:

Potential Markets:

The potential principal markets for the PrimeCareJ V9 are health care providers, both national and local systems, military organizations, correctional facilities, HMOs, hospitals with outpatient services, ambulatory/outpatient medical facilities, group practices and individual practitioners (collectively, AHealthcare Providers@).  PrimeCare intends to license PrimeCareJ V9 to Healthcare Providers and to organizations that will sub-license the software to other Healthcare Providers.

The Company believes that the revenue source with the greatest potential is through licensing PrimeCareJ V9 to health care providers, as a service, on a pay for use basis.  This marketing method ties the cost directly to use and eliminates a significant financial commitment, by the user, to purchase the software and then pay monthly maintenance charges for updates.

The Company intends to market PrimeCareJ V9 through: (a) a network of independent distributors (currently PrimeCare has a distributor in South America); (b) direct sales to large at-risk healthcare entities; and (c) private labeling opportunities.

PrimeCare intends to exhibit PrimeCareJ V9 at selected health care industry conventions as a component of the marketing and sales program.

The Company is attempting to develop relationships, collaborations and affiliations with teaching hospitals to develop product recognition and references to enhance sales. One such relationship exists with the University of Iowa’s Carver School of Medicine

Although at the present time, PrimeCare is not receiving any direct revenue from the University of Iowa, the Company believes that its collaborations with the University of Iowa’s Carver School of Medicine will result in income to the Company in several ways:

PrimeCare is currently working with a team of physicians, led by Dr. Arthur Hartz, at the University of Iowa=s Carver School of Medicine.  They have developed the Iowa Diabetes Education and Assessment System (AIDEAS@).  IDEAS has been designed for use in research relating to, and ultimately to be used in, the treatment and education of diabetics.  Realizing that the PrimeCareJ V9 is a superior, and ideal, technological platform, IDEAS has been redesigned as a PrimeCareJ V9 Questionnaire.  It will be installed in a clinic owned by the Gundersen Clinic of Lacrosse, Wisconsin and will be used by Telemedica in Argentina, where diabetes is a major problem.  Since IDEAS is now part of PrimeCare V9, the Gundersen Clinic will have access and be exposure to the entire PrimeCare V9 system.  This presents the Company with an excellent opportunity to market the entire PrimeCare V9 to the Gundersen Clinic.

PrimeCare V9 and IDEAS are playing a central role in requests for grants being prepared by Dr. Hartz and his team from both National Institute of Health and the State of Iowa.  If approved, PrimeCare will receive part of the grant funds for its use in the studies.

In addition to IDEAS, PrimeCare has been collaborating with the University of Iowa's Family Care Center (AIFCC@), part of that University=s hospitals and clinics on two other projects.  Since October 2005, PrimeCare has been working with doctors at the IFCC to add some additional questionnaires to the existing PrimeCareJ V9's geriatrics questionnaires.  Two of IFCC=s physicians have designed a geriatrics assessment that has been added to PrimeCareJ V9, and is now available to anyone that uses the system.

PrimeCare is also collaborating on a project with Dr. David Bedell in the Carver Medical School=s rural Lone Tree, Iowa clinic.  The primary focus of the project is to significantly improve primary healthcare services to Spanish speaking workers through the use of Primecare V9.  The Spanish speaking workers will read and answer PrimeCareJ V9's Questionnaires in Spanish and with a stroke of a key, the medical staff will read the patient’s responses and preliminary reports in English.  This PrimeCareJ V9 feature instantaneously reduces the language gap.  The benefits of the PrimeCareJ V9's ability to instantly change from Spanish to English, and English to Spanish will be established by this project.   Dr. Bedell has installed the PrimeCare V9 System in the Lone Tree clinic.  Over 50% of the clinic’s patient base is Spanish-speaking patients.  Although, PrimeCare will not receive any revenue from the use at the Lone Tree clinic, the use will establish the efficacy and benefits of PrimeCare V9's use with Spanish-speaking patients.  The Lone Tree Clinic will become a reference site for potential PrimeCare paying customers.

Licensing Fees:

During the quarter ended September 30, 2005, PrimeCare entered into a ten year license agreement, for the use of PrimeCareJ V9, with Telemédica, S.R.L., a company based in Argentina (“Telemédica@ or “Licensee”).  The Medical Director of Telemédica, a physician in Argentina, has been using PrimeCareJ Version Nine since November 2004.  As part of the consideration for becoming the exclusive licensee within the free trade association known as Mercosur, whose members are Argentina, Brazil, Chile, Paraguay and Uruguay, the Telemédica paid PrimeCare $60,000, and has agreed to fund the translation and internationalization of PrimeCareJ Version Nine in both Spanish and Portuguese, which when completed will be owned by PrimeCare.  The Spanish version was completed during the last quarter of 2005.  Telemédica will sub-license PrimeCareJ Version Nine to Health Care Providers in the Mercosur, and train them in its use.   In the event that the gross revenues derived by the Telemédica from sub-licensing the PrimeCareJ Version Nine system (APrimeCare V9@), are less than two million five hundred thousand U.S. dollars (US$2,500,000) for the third year of the Term of the agreement (as therein defined), or any year thereafter, the Agreement will become non-exclusive for the balance of the Term.  The license agreement provides that the fee to be charged to a sub-licensee shall be not less than four US dollars (US$4.00) per annum, per patient of each sub-licensee, without regard to the number of patient uses of the software during that year, unless PrimeCare agrees, in writing, to a lower fee.   PrimeCare will receive 25% of the first $400,000 of fees, which will enable Licensee to recover the $60,000 and translation costs, and thereafter, PrimeCare will receive 50% of fees in excess of $400,000.  The $60,000 we received, which is not refundable, was and charged to Deferred income will be recognized as income over the  ten year term  of the contract. .

Telemédica, under the auspices of the ministry of health, and approval of the governor, of the province of Chubut and the mayor of the municipality of Puerto Pirámides, has commenced a pilot project at Puerto Pirámides Rural Hospital, which has been linked with Telemédica=s Medical Health Desk via satellite and the Internet.  Telemédica installed its Medical Health Desk at the clinic of its Chief Medical Officer, in Buenos Aires, where PrimeCare V9 is being used   The region's head doctor was trained in the use of the PrimeCare System at the medical clinic of Telemédica=s Medical Director.  Under the supervision of a nurse or trained care giver at the medical technology center in the Puerto Pirámides Rural Hospital, each patient will be able to complete online, PrimeCare V9 in-depth medical questionnaires that are related to their medical problem. When the questionnaire is completed, the PrimeCare V9 will generate a preliminary medical report that can be reviewed in real time, 24/7, by attending doctors at Telemédica=s Medical Health Desk in Buenos Aires.  Doctors at the Buenos Aires clinic will be available to the medical team at the hospital for remote consultations, second opinions, and to fulfill other support needs. This is needed since the Puerto Pirámides Rural Hospital and most other rural hospitals in Argentina are not staffed with physicians 24/7.  The Licensee has completed the on-site installations in Puerto Pirámides and the hospital has a commence d using the PrimeCare System.  The Licensee will provide any additional training and community outreach that may be required.  The Licensee has advised the Company that when this installation is successfully running, PrimeCare V9 will be installed throughout Chubut.

Advertising Fees:

Advertising revenues are dependant upon the number of visitors that use PrimeCare=s Web sites.  PrimeCare believes that the use of PrimeCareJ V9 by licensees will increase awareness and use of PrimeCare=s Web sites, and thus, potentially, result in increased advertising fees.  To date, PrimeCare has received insignificant advertising fees.

Outcomes Research:

Potentially, PrimeCare could receive fees or grants for conducting outcomes research for pharmaceutical companies, teaching hospitals, governmental agencies and philanthropic organizations.  We anonymize, encrypt and store the data from both the completed diagnostic and follow-up questionnaires. This potential, ever-growing medical database can be analyzed in various ways to determine the effectiveness of treatment plans and medications. To date, PrimeCare has generated no fees for such research.  At the present time the data bases do not contain sufficient data in any specific area to effectively perform outcomes research.  Data has to be obtained from significant numbers of patients that have the same medical problem or complaint through completed diagnostic questionnaires.  Thereafter, these patients must complete follow-up questionnaires over a period of time forming a medical database that can be analyzed in various ways to determine the effectiveness of different treatment plans and medications.  This is a potential income source, which will come into being only after PrimeCare V9 becomes more widely used.

Competition:

PrimeCareJ V9 creates an electronic medical record documenting the patient-physician diagnostic and follow-up encounters.  There are more than 200 EHR (electronic health records) on the market today, according to the AFact Sheet@ of the Health Information Requests for Proposals, in the request for proposals of the Office of the National Coordinator for Health Information Technology of the Department of Health & Human Services, dated June 6, 2005,.  To date, market penetration by both PrimeCare and its competitors has been very small.  According to an article appearing in the May 23, 2005 edition of the Wall Street Journal entitled Software for

ASymptoms@, which discusses the use of computers in medicine, the consensus is that no more than 2% of U.S. doctors use diagnostic software.  Based on this and other available information, PrimeCare does not believe that any competitor has a significant share of the market.

The article, ASoftware for Symptoms@, raises the question as to why diagnostic software has not found more of a market, stating that ASome doctors say it takes too much time to enter extensive patient data into some systems.@

Unlike some competitive EMRs or CPRs, PrimeCareJ V9 can actually reduce the physician’s time needed to collect and organize the patient-physician encounter documentation.  In particular,  PrimeCareJ V9 incorporates an authoritative and comprehensive knowledge database of approximately 280 symptom and problem oriented patient questionnaires for diagnostic and follow-up office visits.  During an office visit, the patient responds to the questionnaires prior to being seen by the physician, and without requiring physician time or staff presence.  When the questionnaire is completed, a preliminary diagnostic report is generated for physician review, prior to the face-to-face encounter with the patient.  This report contains all the patient=s Apositive@ answers, pertinent Anegative@ answers, and lists diagnostic possibilities in alphabetical order, together with those responses that gave rise to each diagnostic consideration.

The concept of using PrimeCareJ V9 to enable a physician to care for more patients per day, and  provide off-site and telephonic medical services, while maintaining a high standard of care has been established at the Hampton Community Corrections Center and the Virginia Beach Correctional Center.   Both facilities are located in Virginia, where one physician is responsible for the heath care of an average yearly inmate population of more than 25,000.

PrimeCareJ V9 does not make any decisions.  It gathers, organizes, and prepares information for the physician to review, as an aid in making the correct diagnosis.  As the patient=s responses to questions are recorded, they are incorporated into the patient record, in real time, without additional effort required on the part of either physician or staff, and without requiring dictation and subsequent transcription.

Competitive systems, on the other hand, generally require that the physician personally elicit the clinical information needed to make the diagnosis directly from the patient and then the physician enters the data into that patient=s record.

PrimeCare has not identified any competitive patient management system which embodies the patient-centric, self-administered medical interview feature of PrimeCareJ V9.

While competitive systems seemingly increase the physician’s= workload, PrimeCareJ V9 reduces the time spent with the patient by the physician and staff.  The patient can answer the PrimeCareJ V9 questionnaires in the physician’s office, or via the Internet from work or home, prior to arriving at his or her appointment, all without the participation of the physician or staff.

Government Regulation:

PrimeCare is operating in the medical field, which is subject to extensive federal, state and local regulations.  Neither PrimeCareJ V9, nor the CodeComplierJ require FDA filings or approval.  However, PrimeCareJ V9 must be, and is, compliant with the Health Insurance Portability Accountability Act (AHIPAA@) to enable physicians to use it.  HIPAA was enacted, in part, to establish national standards for electronic health care transactions, and it addresses the security and privacy of health data during electronic data interchange.  However, there can be no assurance that new laws will not be passed, or current regulations changed, the enactment of which could negatively effect, or prohibit, the marketability of PrimeCareJ V9.

The Fitness Segment:

Fitness Web Site:

PrimeCare owns and operates Fit-N-Shape, a Web site dedicated to fitness.  Currently, PrimeCare sells Denise Austin videos and DVDs on this site.  Previously, PrimeCare had marketing arrangements with www.DeniseAustin.com (ADeniseAustin.com@); which arrangements were terminated in March 2006, by the manager of the Web site. PrimeCare does not intend to restock its inventory, but will continue to sell its current inventory on its Web site and therefore will lose this revenue stream.

Fitness Competition:

There are a large number of sellers of fitness videotapes, including those of Denise Austin, sold at retail stores and other Web sites.  Most of such competitors sell many products, advertise and use other forms of promotion to attract customers to their Web sites.  We do not advertise or promote our site.

Employees and Other Personnel:

PrimeCare currently has eight employees, including officers.  Three employees are non-salaried officers, four employees are full time, salaried employees, and one is a paid part time salaried employee.

PROPERTIES

The Company leases approximately 1,000 square feet of office space at 56 Harrison Street, New Rochelle, New York where it maintains its executive office. The lease bears an annual rental of $22,117.08.  The Company also leases approximately 3,634 square feet of office space in Newport News, VA. The lease bears an annual rental $44,798 until it expires on May 31, 2007.

LEGAL PROCEEDINGS

The Company is not involved in any legal proceeding at this date.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere herein.  The following discussion contains certain forward-looking statements.  These forward-looking statements include predictions, estimates and other statements that involve a number of risks and uncertainties.  While this outlook represents the PrimeCare=s current judgment on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested herein.

Overview

In May 1994, at the time of PrimeCare=s acquisition by OCGT, its PrimeCareJ System was MS DOS based.  In 1997, PrimeCare completed the development of its Windows7 95 and Windows7 NT based version of the PrimeCareJ System (“PrimeCareJ V8”).  To increase the compatibility and versatility of Version Eight, PrimeCare added an interface that enables PrimeCareJ V8 to communicate with medical office management systems (billing software, appointment scheduling software, etc.).  Shortly thereafter, PrimeCare commenced a test marketing program in areas where it could install and service the product and train the office personnel in the use of the product.

In April 1998, PrimeCare completed development of CodeComplierJ.  During a patient office visit, the CodeComplierJ organizes each item of the data in the proper classification and, using the CMS) Documentation Guidelines, automatically calculates the E&M code level used for determining the physician=s reimbursement from Medicare and other third party payers for the office visit.

During December 1998, PrimeCare completed development of its PrimeCareOnTheWeb (APCW@).  The PCW Web site enables a physician to have patients answer one or more of PrimeCare=s 280 Questionnaires via the Internet.  At this time, PrimeCare=s V8 was updated to include the changes.

During the period between late 1998 through 2000, PrimeCare exhibited at several industry conferences in an attempt to generate product recognition and to foster sales.  The response was positive.  Some licenses were sold.  However, many private practice physicians were reluctant to make the capital investment for the hardware necessary to operate the software.  Software updates were labor intensive.  The software had to be updated at each computer.  This discouraged large groups from using the system.  This reluctance caused PrimeCare to redesign the system to overcome the problems.  The feasibility of its product redesign was established in 2001, and the development of PrimeCare=s PrimeCare V9 began.  PrimeCare discontinued the marketing of its PrimeCare V8, and subsequently ceased supporting it.  Therefore, in 2003, PrimeCare wrote off as an expense the unamortized capitalized software costs relating to its Version Eight.  Since 1994, PrimeCare has written off capitalized software development costs in excess of $5,500,000.

The three-tier architecture of the PrimeCareJ V9 provides advantages, including easy client installation; reduced on-site hardware and support requirements; enhanced data security; and maximum flexibility.   PrimeCareJ V9's reduced installation and maintenance costs and its flexibility enables it to be adapted to a wide variety of health care organizational uses, potentially including national and local health care systems, military organizations, correctional facilities, HMOs, hospitals with outpatient services, clinics, group practices and solo practitioners.  The PrimeCareJ V9 system is HIPAA compliant.

On or about November 1999, PrimeCare added a new business segment.  The Company began to manage a Web site for Denise Austin, a fitness expert.  The Company derived income from several sources, the sale of Denise Austin exercise videos and DVDs, commissions from the sale of other vendors exercise and fitness equipment and at times fees for advertising.  During December 2003, a new company became the Web site manager and converted to a paying membership Web site.  PrimeCare continued to manage the shopping cart which could be accessed by non-members.   During 2005, the site manager made changes to the site that made access to the shopping cart run by PrimeCare more difficult.  This resulted in a decrease in sales of exercise videos and DVDs, the primary revenue source for the Company.  After several months of discussion entry to the shopping cart was once again made direct.  In March of 2006, the manager of the Denise Austin Web site terminated the relationship with PrimeCare.  PrimeCare owns and operates Fit-N-Shape, a Web site dedicated to fitness where it continues to sell Denise Austin videos and DVDs.  PrimeCare does not intend to restock its inventory and has terminated this business segment.  For the year ended June 30, 2005, the Company had its highest sales of $299,088 from the Denise Austin Web site, which dropped to $102,578 for the year ended June 30, 2006.  PrimeCare will lose this revenue stream.

The Company’s main focus has been, and continues to be, the PrimeCare System.  The Company believes that this business segment has excellent growth potential.

PrimeCare has experienced recurring losses from operations, and has relied on OCGT, its former parent company, to fund its operations.  Since PrimeCare is no longer a subsidiary of OCGT, it will have to provide its own funding.  To improve its financial position, PrimeCare issued 21,570 shares of Series A Preferred Stock in payment of $215,700 of notes payable assumed from OCGT during January 2006.  To overcome its cash shortfall, in part, during January 2006, PrimeCare issued 3,000 shares of Series A Preferred Stock in payment of $30,000 of loans payable and thereafter, during the month of July 2006, PrimeCare completed a Private Offering of the Series A Preferred Stock, in which it sold 40,000 shares for $400,000 or $10 per share.  $375,000 of the Offering was received during the year ended June 30, 2006.  These Preferred Shares are convertible into a total of 6,457,000 shares of PrimeCare=s common stock, which is a conversion rate of $0.10 per share.  The issuance of shares in payment of the debt was made in reliance on the exemption from registration provided under Section 4(2) of the Securities Act of 1933 (the “Act”) and issuance of shares in the Private Offering was pursuant to the exemption provided under Section 4(2) of the Act and the exemption provided by Rule 504 of Regulation D.  The issuances were made in a private transaction without means of any public solicitation.  The shares are restricted securities and the certificates representing the ownership of the shares contain a legend restricting further transfer unless the shares are registered or qualify for an exemption.  If necessary, PrimeCare intends to provide additional working capital through the sale of additional equity interests, or obtain loans.  However, there can be no assurances that it will succeed in its efforts, which creates a doubt as to its ability to continue as a going concern.

When this Registration Statement becomes effective, the Company will sustain immediate and recurring costs.  Initially, the Company will bear the costs of the Distribution of the shares and thereafter of being a publicly reporting company.  The initial cost of distribution, which will be done by our transfer agent, the Registrar and Transfer Company, will be approximately $10,000.  Thereafter, we will incur annual fees to our transfer agent, the costs of annual stockholder’s meeting and other stockholder communications of approximately $40,000 per year.  Since currently our annual financial statements are audited and certified and our quarterly financial statements are reviewed, we do not anticipate any increase in these costs.

Results of PrimeCare’s Operations for the three months ended September 30, 2007, compared to the  three months ended September 30, 2006:

PrimeCare’s total revenue from continuing operations was $1,500 for both the three months ended September 30, 2007 and 2006.  The revenues were due to PrimeCare receiving $60,000 on September, 29, 2005, for granting a license to use  PrimeCare V9, which amount was booked to deferred income and is being recorded as income over a period of ten years.  $1,500 was recognized as income for this period.  PrimeCare had no revenues from discontinued operations for the three months ended September 30, 2007 and will have no revenues from these operations in the future, as a result of the termination, of our relationship by the Denise Austin Web site, and their removal of the link to our shopping cart and disposal of all remaining inventory.  The Company had revenues from discontinued operations of $472 for the three months ended September 30, 2006.

PrimeCare follows the Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").  During the current year, based on the estimated decrease of future cash flows resulting from the termination of the relationship with DenideAustin.com, management deemed it necessary to have an impairment charge to capitalized software costs in the amount of $15,943.

Research and development costs decreased from $42,147 for the three months ended September 30, 2006 to $38,498 for the three months ended September 30, 2007, a decrease of $3,649. The decrease primarily resulted from a decrease in wages of $4,673 for the three months ended September 30, 2007.

Selling, general and administrative costs were $ 64,048 for the three months ended September 30, 2006 compared to $21,353 for the three months ended September 30, 2007, a decrease of $42,693, primarily due to decreases of $14,179 in professional fees and $27,953 in sales and marketing.

Amortization of capitalized software costs increased $1,215 from $6,060 in 2006 to $7,275 in 2007, as a result of the increase in gross Capitalized software costs ($385,414 at September 30, 2007; $280,481 at September 30, 2006).

Results of PrimeCare=s Operations for the year ended June 30, 2007, compared to the year ended June 30, 2006:

PrimeCare’s total revenues fro continuing operations increased $1,255  from $4,625 in 2006 to $6,120 in 2007.  The increase in revenues was primarily due to PrimeCare receiving $60,000 on September 29, 2005, for granting a license to use PrimeCareJ V9, which non-refundable amount was booked to deferred income and is being recorded as income over a period of ten years.  $ 6,000 was recognized as income for this year. .  During the same period income from commissions was approximately the same.  PrimeCare=s total revenues from discontinued operations decreased from $39,100 to a loss of ($1,633) for the year ended June 30, 2007, as compared to the year ended June 30, 2006, which occurred as a result of  the termination, of our relationship by the Denise Austin Web site, and the removal of the link to our shopping cart.

PrimeCare follows the Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").   During the current year, based on the estimated decrease of future cash flows resulting from the termination of the relationship with DenideAustin.com, management deemed it necessary to have an impairment charge to capitalized software costs in the amount of $20,157.

 Research and development costs decreased from $310,887 for the year ended June 30, 2006 to $156,187 for the year ended June 30, 2007, a decrease of $154,700.  The decrease resulted from an increase of $5,735 of research and development costs being capitalized as Capitalized software costs in compliance with Statement of Financial Accounting Standards No. 86 (“SFAS 86”), which PrimeCare follows; the absence of a charge of $137,487 to research and development for stock based compensation based on a Black-Scholes computation and a reduction  in wages of $11,478 for the year ended June 30, 2007.

Selling, general and administrative costs were $ 649,138 for the year ended June 30, 2006 compared to $104,715,  a decrease of $ 544,423 , primarily due to increases of $25,039 in professional fees, $9,060 in rent and $26,040 in sales and marketing and the absence of a charge of $604,887  for stock based compensation based on a Black-Scholes computation.

Amortization of capitalized software costs increased $6,680, from $25,406 in 2006 to $32,086 in 2007, as a result of the increase in gross Capitalized software costs ($224,724 at June 30, 2007; $188,311 at June 30, 2006)

In prior years PrimeCare did not issue warrants or options.  During November 2005, PrimeCare issued warrants to purchase 14,466,262 shares of common stock (the AWarrants@); 4,327,206 Warrants are exercisable at $.02 per share; 4,925,000 Warrants are exercisable at $.05 per share; and 5,214,056 Warrants are exercisable at $.07 per share.  The Warrants may be exercised at any time, or from time to time, prior to November, 17, 2008. In compliance with FAS123R, the warrants were valued at $742,374.  $604,887 of that amount was charged to selling, general and administrative expenses and $137,487 was charged to research and development expenses.  The fair value was estimated using the Black-Sholes option pricing model.  Since PrimeCare’s common stock was not publicly traded, the market value was determined by using the closing price of OCGT on the issue date, November, 17, 2005   The following table sets forth the purpose for which the Warrants were issued, the number of Warrants issued and the Black-Sholes option pricing.  The warrants set forth below relating to officers are the same warrants that are set forth in the tables relating to officer’s compensation in the MANAGEMENT section and in the SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Services	Warrants issued	Black-Sholes pricing
Sole and only compensation to some officers, directors and employees	5,690,000	$ 286,286
Sole payment for medical consultants	1,666,000	83,791
Sole payment for legal and accounting services	1,675,000	83,760
Additional compensation to certain research and development employees	1,065,000	53,696
As additional incentive for the purchase of stock	4,370,262	234,841
Total	14,466,262	$ 742,374

Liquidity and Capital Resources

Cash was $29,701  at June 30, 2007.  The Company has a $20,000 credit line from its bank none of which was drawn down as of June 30, 2007.  This credit line was completely repaid in July of 2006.  In the past, PrimeCare=s principal means of overcoming its cash shortfalls, caused by recurring losses from operations, was to receive capital contributions from OCGT its former parent.  This source is no longer available as a result of the spin-off.  The Company has raised $400,000 in a private placement as previously discussed.

During the quarter ended September 30, 2005, PrimeCare entered into a ten year license agreement, for the use of PrimeCareJ V9, with Telemédica, S.R.L., a company based in Argentina (ATelemédica@).  Telemédica has advised PrimeCare that they have successfully completed a pilot project at Puerto Pirámides Rural Hospital in the Provence of Chubut, Argentina.  As a result, Telemédica has entered into a contract to provide PrimeCare V9 in the North Sector (el Sector Norte), one of the four health sectors in Chubut.  The Hospital Isola is the central hospital around which the North Sector is organized.  Puerto Madryn, which is one of the sector's largest city, has 90,000 residents.  The sector's population represents between 15% and 20% of the province's population.  Marcelo Vaccaro, Director of Hospital Isola, signed the contract, which has an initial term of one year.  This contract may be superseded by any future contracts to be signed with the Provence of Chubut.  The contract is effective and to date approximately 40,000 patients were transferred from Hospital Isola's database into PrimeCare V 9.  There is an "adaptation" period during which the Hospital Isola is using Version 9 without charge.  Income will start to flow in January 2008.  The fee structure has been changed from the original concept, which anticipated a flat rate of $4 per year, per patient.  Chubut prefers to pay per patient encounter (visit).  The agreed fee is 10% of the hospital billing per encounter or procedure relating to outpatient care, which can range from 7 Pesos, which is just over US$2 to several thousands US dollars.  Telemédica is in continuing talks with other sectors in Chubut and believes that Version 9 will be the electronic medical system for the entire Provence of Chubut within a year, and estimates that by the end of 2008, at least a quarter of million patients will be using Version 9 in Chubut.  PrimeCare is currently developing a software module to enable a patient’s laboratory data to be integrated into Version 9, which we believe will be completed during December of this year.  Telemédica is negotiating a second contract in Chubut to enable the laboratory data to be included in Version 9.  Telemédica anticipates that the additional fee charged, will similar to the current fee.  Telemédica continues to market Version 9 in other areas of Argentina and has had expressions of serious interest from places in Patagonia and the southern most sector of Buenos Aires province.  Telemédica believes that other provinces in Argentina will follow the lead of Chubut.

The steps involved in getting PrimeCare installed and used by a customer in Argentina were as follows: Completion of the translation to Spanish, which occurred during the last quarter of 2005; Review of the entire system in Spanish by Telemédica’s medical staff, which took several months; Introducing PrimeCare V9 to the ministry of health in Chubut and demonstrating how it would improve the quality of care in a cost effective manner and ultimately getting their approval and endorsement which has been completed; Obtaining approval of both the Governor of Chubut and Mayor of Puerto Pirámides and demonstrating to them that PrimeCare V9 meets a high level of security to ensure the confidentiality of each individuals medical records, which has been completed;  Obtaining government approval to use the Internet via satellite for PrimeCare V9, which has been completed; and training the medical staff in Chubut to use PrimeCare V9, which has been completed.  We have been advised that PrimeCare V9 is currently being used in a pilot project at Puerto Pirámides Rural Hospital.

Although, PrimeCare’s license agreement with Telemédica provides that the fee to be charged to a sub-licensee shall be not less than four US dollars (US$4.00) per annum, per patient of each sub-licensee, without regard to the number of patient uses of the software during that year. has agreed to the change in the basis for charging fees to the end user.

Chubut has a population in excess of 400,000.  Based on 400,000,  Telemédica estimates that when the entire Provence of Chubut is using PrimeCare V9, it will generate income inexcess of $1,000,000 per year.

 Telemédica anticipates that additional provinces of Argentina will commence using PrimeCare V9 in the near future  and the Company’s revenues from such use will keep increasing.

Assuming our current spending levels of approximately $33,000 per month, management believes that PrimeCare can raise the funds that might be necessary to meet cash shortfalls from operations until sufficient revenues will be generated from the Argentine License to overcome the Company’s cash shortfalls.  As of June 30, 2007 the Company had cash balances of approximately $29,701 and had the availability of its line of credit in the amount of $20,000.  Telemedicine International LLC, the majority shareholder of Telemédica, S.R.L., has verbally agreed to lend the Company up to $35,000 per month to cover the Company’s cash shortfalls until the Company generates sufficient cash flow from the Telemédica license or another customer.  Since January 1, 2007, the Company has received $245,000 in loans, with interest payable thereon at 6% per annum.  There can be no assurance  that these loans will continue to be available.

The Company has a $20,000 line of credit from Centura Bank with whom the Company maintains a checking account.  The terms of the agreement call for interest to be paid monthly on the outstanding balance computed at the per annum rate of Wall Street Journal Prime Rate plus 3%.  The agreement also calls for repayment in monthly installments equal to or greater than 3% of the outstanding balance.  The loan is personally guaranteed by an officer of the Company.

PrimeCare=s management believes that the Argentina License will provide sufficient revenues from operations to overcome its cash shortfalls caused by recurring losses from operations and will make PrimeCare profitable.

SHARE PURCHASE AGREEMENT AND DISTRIBUTION AGREEMENT

On December 19, 2005, our then parent company, OCG Technology, Inc. (AOCGT@, now known as UraniumCore Company), completed a share purchase agreement (the AShare Purchase Agreement@) with Bobby Vavithis (the AShare Purchaser@), which closed on December 31, 2005.  Pursuant to the terms of Share Purchase Agreement, the Share Purchaser purchased 147,569 shares of OCGT=s Series F Preferred stock (the AShare Purchase@) for the sum of $ 450,000 (the APurchase Price.   Each share of Series F is convertible into 10,000 shares of common stock and each share of Series F has 10,000 votes.. This resulted in a change of control of OCGT, since approximately 95.5% of OCGT=s outstanding voting shares were purchased by Share Purchaser.

As a condition of the agreement with the Share Purchaser, it was agreed that 100% of the shares of PrimeCare owned by its parent, OCGT, would be distributed to the stockholders of record of OCGT prior to the closing of the Share Purchase Agreement (the AClosing@).  To accomplish this, OCGT entered into a distribution agreement (the ADistribution Agreement@) with PrimeCare and then declared a stock dividend (the ADividend@) of all of its PrimeCare common stock (the APrimeCare Shares@) payable to OCGT shareholders entitled to receive this dividend, who were holders of record (the ARecord Holders@) as of the close of business on December 29, 2005 (the ARecord Date@), which were the holders of common stock and the Series C Preferred stock.  Accordingly, an aggregate of 69,901,120 PrimeCare Shares will be issued to the Record Holders of the common and convertible preferred stock of OCGT, on the basis of one PrimeCare Share for each share of OCGT common stock, or for each share of common stock of OCGT that the convertible preferred stock of OCGT is convertible into.  We are filling a registration statement, of which this Prospectus is a part, in order to facilitate the distribution (spin-off).  The Dividend will be distributed to the Record Holders within thirty days after this Registration Statement becomes effective, Only those stockholders who owned OCGT shares on the Record Date are entitled to receive shares in connection with the spin-off.   Those persons that received shares pursuant to the Share Purchase Agreement or acquired their shares after the Record Date, will not be eligible for the dividend/spin-off.  Following the spin-off, there will be 69,901,120 shares of PrimeCare Systems, Inc. common stock outstanding.

The Share Purchase Agreement also provided that, on or before February 15, 2006, Share Purchaser would contribute to OCGT, without any additional compensation from OCGT, assets consisting of (a) a 100% working interest in the Redearth Prospect, located in central Alberta, Canada, which Prospect is located adjacent to the Pembina Nisku Reef Prospect and in addition (b) a 20% working interest in the Pembina Nisku Reef Prospect, both of which were acquired by Purchaser from Angels Exploration Fund Inc., a Canadian corporation, together with the cash capital necessary to meet the drilling requirements of the working interests (the AContributed Capital@).

Pursuant to the terms of the Share Purchase Agreement and the Distribution Agreement, PrimeCare has assumed all of the debts of OCGT, known, unknown and contingent.  The known liabilities of OCGT, as of December 31, 2005, consists of  $215,700 of notes payable to shareholders of OCGT, who will be shareholders of the PrimeCare, and ; $175,000 of promissory notes payable to a third party; and $49,769 of accounts payable and accrued expenses for an aggregate of $440,469.  PrimeCare also received all of OCGT=s assets, which consisted of $43 in cash.

During January 2006, PrimeCare issued 21,570 shares of Series A Preferred Stock in payment of $215,700 of promissory notes, assumed from OCGT, which were payable to:

Amount

Series A Pfd, shares issued & Relationship to PrimeCare

Curtis A. Shiver

$180,000.

18,000  - son of the President

Nathan Nebbe

    25,000.

   2,500  - distributor & shareholder

Douglas G. Levine

      9,700.

      970 – Shareholder & son of Board Chairman

Jeffrey P. Nelson

      1,000.

      100 – Director & officer

The Preferred Shares are convertible into 2,157,000 shares of PrimeCare=s common stock, which is a conversion rate of $0.10 per share.  None of the Series A Preferred Shares have been registered under the Securities and Exchange Act of 1933, and the certificates representing these Preferred Shares bear a legend restricting transfer unless the shares are registered or qualify for an exemption.

The Share Purchase Agreement also provides that PrimeCare will receive $275,000 of the share purchase price, which PrimeCare did receive.  The Share Purchase Agreement also provides that $175,000 was to be paid to Jeffersonian, Inc., who was the broker who brought the parties together and assisted in the negotiation of  the transaction.  Jeffersonian Inc. was represented by Bill Julian.

Following the effectiveness of the registration statement, of which this Prospectus is a part, PrimeCare Systems, Inc. will become a reporting company under the Securities Exchange Act of 1934, as amended.  This will make information concerning PrimeCare Systems, Inc. more readily available to the public.  PrimeCare Systems, Inc. expects to conclude the spin-off immediately following the effectiveness of the registration statement.

As a result of filing the registration statement, PrimeCare Systems, Inc. will be obligated to file with the SEC certain interim and periodic reports, including an annual report containing audited financial statements.  PrimeCare Systems, Inc. anticipates that we will continue to file such reports, notwithstanding the fact that, in the future, it may not otherwise be required to file such reports based on the criteria set forth under Section 12(g) of the Exchange Act.

The instant transaction with Mr Vavithis is not the first time that OCGT planned to distribute the shares of PrimeCare to its shareholders.  On March 16, 2005, OCGT entered into an agreement and plan of reorganization with Centerstaging Musical   Productions, Inc. and its stockholders (“Centerstaging”).  Pursuant to the terms of that agreement, OCGT would have acquired all of the issued and outstanding capital stock of Centerstaging in exchange for the issuance of  shares of OCGT’s Series F Preferred stock.  Upon the closing of that share exchange, Centerstaging would have become a wholly-owned subsidiary of OCGT.  That transaction would have resulted in a change of control of OCGT, whereby approximately 96% of OCGT's outstanding shares would have become owned by persons who were previously stockholders of Centerstaging.  OCGT would have changed its corporate  name to Centerstaging Musical Productions, Inc.  As a condition of that agreement, 100% of the shares of PrimeCare owned by OCGT, would have been distributed to those stockholders of OCGT, prior to the closing of that agreement.  To effectuate that transaction PrimeCare filed a Registration Statement with the SEC on Form SB-2 on April 22, 2005, which was amended July 1, 2005, File No.  333-124242.  On August 3, 2005, PrimeCare withdrew that Registration Statement because the agreement and plan of reorganization was terminated by Centerstaging, on August 1, 2005.

MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors are as follows:

Name

Age

Position

Edward C. Levine

78

Director and Treasurer

Robert A. Shiver

72

President and Director

Jeffrey P. Nelson

63

Vice President, Secretary and Director

W. Jordan Fitzhugh

60

Executive Vice President, Director

Jarema S. Rakoczy

62

Director

Directors are elected at the Annual Stockholder's meeting and serve until the next annual meeting.  Officers are elected by the Board of Directors.  There are no agreements with respect to the election of Directors.  PrimeCare Systems, Inc. has no formal policy to compensate Directors for service on the Board of Directors or any committee thereof.  PrimeCare Systems, Inc. does not have any standing committees.

No Director, officer, affiliate or promoter of PrimeCare Systems, Inc. has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

Currently, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of the affairs of PrimeCare Systems, Inc.  Present management openly accepts and appreciates any input or suggestions from stockholders.  However, the Board is elected by the Stockholders and the Stockholders have the ultimate say in who represents them on the Board.  There are no agreements or understandings for any officer or Director to resign at the request of another person and none of the current offers or Directors are acting on behalf of, or will act at the direction of any other person.

The business experience of each of the persons listed above during the past five years is as follows:

Edward C. Levine has been a Director of PrimeCare and the Chairman of the Board since 1994, and was President of PrimeCare until August 22, 2005.  Since 1974, Mr. Levine was a Director and President of OCGT until his resignations from both positions on December 31, 2005.  Mr. Levine is a member of the Bar of the State of New York..

Robert A. Shiver has been a Director of PrimeCare, and it=s President, since August 22, 2005.  Mr. Shiver was a career officer in the US Air Force, and retired as a Colonel.  Before retirement, he had served in positions with the U.S. Air Force Intelligence Staff, the Defense Intelligence Agency, the National Security Agency and the Office of the Director of the Central Intelligence.  Since 1987  , Colonel Shiver has served as finance officer of Sundog Productions LLC, a manufacturing business with manufacturing facilities in Virginia and Guatemala.  Colonel Shiver received an MBA from George Washington University

Jeffrey P. Nelson, has served as a Director of PrimeCare since November 1994, as its Secretary since June 1994, and as a Vice President since November 1997. Mr. Nelson served as Vice President, Asset Based Finance Division, of Marine Midland Bank, NA from December 1986 through 1990. Mr. Nelson was self-employed as a real estate financing consultant from January 1991 through November 1991.  He was also a Director,  Vice President and Secretary of OCGT  until his resignation from all positions on December 31, 2005.

W. Jordan Fitzhugh, has served as Executive Vice President and Chief Operating Officer of PrimeCare since May, 1994. Mr. Fitzhugh holds a B.S. degree in Applied Mathematics from Washington University (St. Louis) and a M.S. degree in Computer Science from The College of William and Mary.  He has completed doctoral level work in Computer Science at The College of William and Mary.  Following retirement after a 20 year career in the USAF, Mr. Fitzhugh worked as a systems analyst for BDM and later for American Power Jet before becoming one of the founding members and first President of Medical Practice Technology Associates, the predecessor company to PrimeCare.

Jarema S. Rakoczy, has served as a Director of PrimeCare since December 24, 2005.  Mr. Rakoczy has been self-employed as a sales and marketing consultant since May of 1989.  He served as Eastern Manager at Hittman Medical Systems from September 1980 to December 1982; as Regional Sales Manager at American Optical Medical Division from February 1976 to September 1980; and as Vice President at Pratt Electronics from June 1968 to November 1974.  Mr. Rakoczy was also a Director of OCGT until his resignation as such on December 31, 2005.

Executive Compensation

Compensation of Directors

There are no standard or other arrangements for compensating Directors.  Directors serve without compensation.

All of PrimeCare=s employees, including its executive officers, are employed at will, and none of PrimeCare=s employees has entered into an employment agreement with PrimeCare.

There are no employment contracts, compensatory plans or arrangements, including payments to be received from PrimeCare with respect to any Director or executive officer which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with PrimeCare, or its subsidiaries, any change in control, or a change in the person's responsibilities following a change in control of PrimeCare.

Compensation of Officers

The following table presents certain specific information regarding the compensation of the President of PrimeCare who received no other compensation than the compensation set forth in the following tables.  No Officer of PrimeCare had total salary, bonus or other compensation exceeding $100,000.

Name and Principal Position	Year	Annual Salary	Bonus ($)	Stock Awards ($)	Option Awards ($)1	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Shiver	2007	$0	$0	$0	$0	$0	$0	$0	$0
President	2006	0	0	0	0	0	0	0	0

Edward C. Levine	2007
President (ret)	2006	0	0	0	10,673	0	0	0	10,673

(1)

The following assumptions were made in connection with the determination of the fair value of the options as of the grant date pursuant to FAS 123R: (a) the value of the PrimeCare common stock per share was based on the difference between OCGT’s closing price immediately before the spin-off and immediately after the spin-off for the market value required by Black-Sholes formula; and (b) OCGT’s volatility of 201% was used.

 Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Under Unexercised Options (1) (#) Exercisable	Number of Securities Under Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Edward C. Levine Edward C. Levine	1,500,000 1,250,000	0 0	$0.05 $0.07	11/16/08 11/16/08
W. Jordan Fitzhugh	235,000	0	$0.07	11/16/08
W. Jordan Fitzhugh	300,000	0	$0.05	11/16/08
Jeffrey P. Nelson	1,000,000	0	$0.07	11/16/08
Jeffrey P. Nelson	1,500,000	0	$0.05	11/16/08
Robert A. Shiver	- 0 -	0	$0.00	39767

   __________________________

Notes

:  (1)  These warrants were issued on November 17, 2005.  The following assumptions were made in connection with the determination of the fair value of the options as of the grant date pursuant to FAS 123R: (a) the value of the PrimeCare common stock per share was based on the difference between OCGT’s closing price immediately before the spin-off and immediately after the spin-off for the market value required by Black-Sholes formula; and (b) OCGT’s volatility of 201% was used.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Presently, 100% of the Company’s common stock is being held for distribution as a dividend.   Based on the dividend distribution of the Company’s shares by OCG Technology, Inc., each stockholder of OCG Technology, Inc. at the close of business on December 29, 2005, will be entitled to receive one share of the common stock of PrimeCare Systems, Inc. for each share of OCG Technology, Inc. owned.  Accordingly, following the spin-off, PrimeCare Systems, Inc. will have approximately 69,901,120 shares of common stock outstanding.  The following table sets forth information, to the best of our knowledge, with respect to each person known by us that will own beneficially more than 5% of the outstanding common stock following completion of the distribution, as well as each Director and all Directors and officers as a group.

Class	Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
Common	Edward C. Levine 56 Harrison Street New Rochelle, NY 10801	3,288,826 – direct	4.32%
Common	Jeffrey P. Nelson 56 Harrison Street New Rochelle, NY 10801	3,078,800 – direct	4.04%
Common	W. Jordan Fitzhugh 610 Thimble Shoals Blvd. Newport News, VA 23606	1,130,000 – direct	1.48%
Common	Jarema S. Rakoczy 56 Harrison Street New Rochelle, NY 10801	799,600 – direct	1.05%
Common	Robert A. Shiver 610 Thimble Shoals Blvd. Newport News, VA 23606	60,000 – jointly	.08%
Common	All directors and officers as a group (5 Persons)	8,357,226 - direct	10.98%

The 60,000 shares listed above for Robert A. Shiver are jointly owned with his son.

Included in the above schedule are warrants held by officers and directors to purchase shares of PrimeCare’s common stock, as follows:

Edward C. Levine  B  warrants to purchase 2,750,000 shares;

Jeffrey P. Nelson  B  warrants to purchase 2,500,000 shares;

W. Jordan Fitzhugh  B  warrants to purchase 535,000 shares; and

Jarema S. Rakoczy  B  warrants to purchase 440,000 shares.

All of the above warrants were issued during November 2005 and are part of the warrants discussion in MANAGEMENT’S DISCUSSION under Results of PrimeCare=s Operations for the year ended June 30, 2006, compared to the year ended June 30, 2005 and are the warrants set forth in the above tables relating to Officers Compensation in the MANAGEMENT section.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 19, 2005, OCG Technology, Inc. (AOCGT@), our parent and sole shareholder as of that date, entered into a Distribution Agreement with us, PrimeCare Systems, Inc., in anticipation of the closing of a Share Purchase Agreement (the AShare Purchase@), dated December 19, 2005, between OCGT and Bobby Vavithis (AVavithis@), which transaction was closed on or about December 31, 2005. See the SHARE PURCHASE AGREEMENT AND DISTRIBUTION AGREEMENT on page 25 and THE SPIN-OFF on page 32.

During the quarter ending September 30, 2005, we entered into a ten year license agreement with TelemédicaSRL, a company based in Argentina.  Nebbe Enterprises, LLC, now known as “Telemedicine International LLC (“TILLC”) is a majority shareholder of Telemédica SRL.  Dennis Nebbe and Nathan Nebbe, both  shareholders of our Company, are partners in  TILLC.  As part of the consideration for becoming the exclusive licensee within the free trade association known as Mercosur, whose members are Argentina, Brazil, Chile, Paraguay and Uruguay, the Licensee paid us $60,000 and has agreed to fund the translation and internationalization of PrimeCareJ Version Nine in both Spanish and Portuguese.  The Spanish version has been completed.  The Licensee will sub-license PrimeCareJ Version Nine to health care providers in the Mercosur and train them in its use.   In the event that the gross revenues derived by Licensee from sub licensing PrimeCareJ Version Nine, are less than two million five hundred thousand U.S. dollars (US$2,500,000) for the third year of the Term of the agreement, or any year thereafter, the Agreement will become non-exclusive for the balance of the term.  The License provides that the fee to be charged to a sub-licensee shall be not less than four US dollars (US$4) per annum, per patient of each sub-licensee, without regard to the number of patient uses of the software during that year, unless the Company agrees, in writing, to a lower fee.  The Licensee intends to begin installation and training of PrimeCareJ Version Nine shortly, and anticipates that by the fourth quarter of 2007, there will be a significant stream of revenues. Dennis Nebbe owns 1.07% of PrimeCare and Nathan Nebbe, a son of Dennis Nebbe.owns 1.09% of PrimeCare.

DESCRIPTION OF SECURITIES

The aggregate number of shares which PrimeCare Systems, Inc. has the authority to issue is two-hundred-ten-million (210,000,000) shares, divided into:

Two-hundred-million (200,000,000) shares of common stock, par value one tenth cent ($.001) per share (hereinafter, the ACommon Stock@); and

Ten million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (hereinafter, the APreferred Stock@).

There may be more than one series of either or both of the Common Stock and/or Preferred Stock; the Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, a wholly unissued class of Common Stock and/or a wholly unissued class of Preferred Stock.

Common Stock:

There are 69,901,120 shares of Common Stock issued and outstanding as of the date hereof, all of which were owned by OCG Technology, Inc. prior to the spin-off, through a stock dividend to its shareholders of record, as of the close of business on December 29, 2005.

All shares of PrimeCare Systems, Inc., Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to: (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation.

Stockholders have no preemptive rights to acquire additional shares of Common Stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock:

The Board of Directors has created 100,000 shares of Series A Preferred Stock. Each share of the Series A Preferred Stock entitles the holder thereof to: (i) convert into 100 shares of common stock; (ii) one hundred non-cumulative votes for each share held of record on all matters submitted to a vote of the stockholders; (iii)  to receive a non-cumulative dividend of $0.60 per share, plus 100 times the amount of dividends to be paid per common share for any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and (iv)  participate in any distribution of assets available for distribution upon liquidation at the rate of 100 times per share as the amount distributed to each common share.

There are 64,570 shares of Series A Preferred Stock issued and outstanding as of this date.

Warrants:

The Company has issued warrants to purchase 14,466,262 shares of common stock; 4,327,206 are exercisable at $.02 per share; 4,925,000 are exercisable at $.05 per share; and 5,214,056 are exercisable at $.07 per share.  In compliance with FAS123R, the warrants were valued at $57,737, using Black-Sholes, and that amount was charged to compensation. The warrants may be exercised at any time or from time to time, prior to November 17, 2008.

Amendment of Articles of Incorporation

Any amendment to the articles of incorporation of PrimeCare Systems, Inc. must first be approved by a majority of the Board of Directors and, thereafter, by a majority of the total votes eligible to be cast by holders of its voting stock with respect to such amendment. Approval by stockholders may be by written consent in lieu of holding a Stockholders' meeting.

By-Law Provisions

The By-Laws of PrimeCare Systems, Inc. provides that a special meeting of stockholders may be called by the Board of Directors or by holders of a majority of its outstanding shares.  Further, only those matters included in the notice of the Special Meeting may be considered or acted upon at that Special Meeting, unless otherwise provided by law.  In addition, the By-Laws include advance notice and informational requirements and time limitations on any Director nomination or any new proposal which a stock holder wishes to make at an Annual Meeting of Stockholders.

Transfer Agent

PrimeCare Systems, Inc. is presently acting as its own transfer agent. It is anticipated that in connection with, and following, the proposed spin-off of its shares, PrimeCare Systems, Inc. will engage as its transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, telephone: (800) 456-0596

THE SPIN-OFF

Introduction

In connection with the Share Purchase Agreement and Distribution Agreement, it was agreed that 100% of the shares of  PrimeCare Systems, Inc. (APrimeCare@) owned by its parent, OCG Technology, Inc. (AOCGT@, now known as UraniumCore Company) would be distributed to those stockholders of record of OCGT, as a dividend (the ADividend@), prior to the closing of the Share Purchase Agreement.  OCGT selected the close of business on December 29, 2005, as the record date for the Dividend (the ARecord Date@).  No current affiliate of OCGT would be eligible for the spin-off and PrimeCare believes that no current affiliate was a stockholder on the record date.  Accordingly, OCGT will distribute to its stockholders of record approximately 69,901,120 shares of PrimeCare common stock (the “PrimeCare Shares”) to the holders of common and convertible preferred stock of OCGT as a Dividend, on the basis of one PrimeCare Share for each share of OCGT common stock, or for each share of common stock of OCGT that the convertible preferred stock of OCGT is convertible into.  As of the Record Date, OCGT had approximately 1,258 stockholders of record entitled to receive the Dividend, which will be the same number of stockholders of record holding common shares that PrimeCare will have following the spin-off.  It should be emphasized that only those stockholders who owned OCGT shares on the Record Date, will receive shares in connection with the spin-off.  The persons that purchased shares pursuant to the Share Purchase Agreement or acquired their shares after the Record Date will not receive shares of PrimeCare as a result of the spin-off.

In negotiating the Share Purchase Agreement, management believed that the stockholders of OCGT were entitled to receive the benefit of holding their shares and supporting OCGT in its past endeavors. Accordingly, the parties to the Share Purchase Agreement agreed that, following the share purchase, because the business of PrimeCare will not be related to the business of OCGT after receipt of the Contributed Capital, it would be appropriate to divest the business of PrimeCare as a condition of the share purchase.  In order for the OCGT stockholders to receive maximum benefit for their shares, it was determined that those stockholders of record as of the Record Date are to receive 100% of the business of PrimeCare in the spin-off.  Thus, only stockholders prior to the share purchase are entitled to the spin-off shares.

Plan of Distribution

This Prospectus describes the spin-off distribution of the 69,901,120 shares of PrimeCare Systems, Inc. common stock owned by OCGT.  The Distribution Agreement provides for all of the PrimeCare Shares, amounting to 69,901,120 shares, to be deposited with Registrar and Transfer Company and held by Registrar and Transfer Company (the “Transfer Company”), with a list of the Record Holders (the “List”), for distribution of the Dividend  on satisfaction of either: (a) the effectiveness of a Registration Statement filed with the Securities and Exchange Commission; or (b) an available exemption from the federal and state registration requirements applicable to the Dividend of the PrimeCare Shares by OCGT (the “Distribution Criteria”).  The Distribution Agreement also provided that the Dividend would be at PrimeCare's sole cost and expense and that within thirty days after the effective date of this Registration Statement the shares would be distributed.  Immediately following the distribution, OCGT will not own any PrimeCare shares and PrimeCare will be an independent, public company.

The Transfer Company advised OCGT and PrimeCare that Transfer Company is legally prohibited from acting as an escrow agent and from holding the securities for distribution.  OCGT and PrimeCare therefore agreed to appoint Jeffrey P. Nelson, the corporate Secretary of PrimeCare, as the Escrow Agent to hold the PrimeCare Shares for delivery to the Transfer Company for distribution of the dividend.  OCGT delivered to Jeffrey P. Nelson, as “Escrow Agent”, the PrimeCare Shares, endorsed for transfer to the Record Holders, together with the List with instructions to hold the PrimeCare Shares and the List in escrow subject to the escrow instructions (the “Escrow”). The Escrow instructions provide that after the Distribution Criteria are met the Escrow Agent shall deliver the Escrow to the Transfer Company, with instructions to the Transfer Company to distribute the Escrow to the Record Holders, within thirty days thereafter.

Reasons for the Distribution

The motivation for this transaction was that it benefited the Record Holders, who were the shareholders of OCGT immediately before the transaction with Bobby Vavithis.  Prior to the closing of the transaction, all of the assets and liabilities of OCGT were transferred to PimeCare.  After the closing of the transactions on December  31, 2005, the Record Holders owned 100% of the stock of PrimeCare, which was equal to their pro rata share ownership in OCGT and as part of the transaction PrimeCare received $275,000.00 in cash.  Additionally, the Record Holders continued to own their OCGT shares, which after the closing of the transaction acquired uranium deposits and changed its name to UraniumCore Company, which continues to be traded on the Bulletin Board.

The Board of Directors and management of OCGT believe that the spin-off is in the best interest of their company because it will divest an unrelated business venture and make it possible for management to concentrate solely on acquiring and operating mining business.  OCGT further believes that the spin-off will enhance value for its stockholders, who owned shares on the Record Date, because they will own shares in a second, unrelated public company and will have the opportunity to participate in the potential future growth of both companies.

The management of PrimeCare, Inc. believes that as an independent, public company, PrimeCare will have more financial, managerial and operational flexibility and not have to depend on support from a parent entity.  Also, PrimeCare will not be burdened by the possible control and oversight of its operations and finances by a parent operating an unrelated business.  Management further believes that the spin-off will enhance the ability of PrimeCare to focus on strategic initiatives because, as an independent entity, it will be able to concentrate on its own business progress and not have to answer to management that may not be familiar with its business.  PrimeCare also believes that as an independent company, it may be easier to obtain prospective funding for expansion of its business because it will be concentrated in one area and it will not rely on, or be burdened by, the operations or financial status of a parent involved in an unrelated business.  PrimeCare further believes that because it will be free of any outside, unrelated management controls, it will be in a better position to take advantage of prospective future business opportunities that relate to its business.

In addition, as an independent entity, management will be able to focus solely on its operations. This will provide PrimeCare with greater access to capital by allowing the financial community to focus solely on PrimeCare and allow the investment community to measure its performance relative to its peers that are also engaged in providing software products for the health care industry.  Further, because the business of PrimeCare is distinctly different from that of OCGT and its mining business, becoming separate entities may possibly enhance the business prospects of each respective company, which could ultimately result in a benefit to the stockholders.

Results of the Distribution

After the spin-off, PrimeCare  became a separate, independent company continuing its current business endeavors.  Immediately after the effective date of this Registration Statement, PrimeCare will be a public company and within thirty days after the effective date the distribution of the dividend will occur, PrimeCare expects to have approximately 1,258 holders of common shares of record and 69,901,120 shares of PrimeCare common stock outstanding, regardless of the number of OCGT stockholders of record and outstanding OCGT shares, subsequent to the Record Date for the spin-off.  The spin-off will not affect the number of outstanding OCGT shares or any rights of its stockholders.  At this time PrimeCare has no plans, proposals or arrangements, written or otherwise, to acquire or merge with any other company.

Listing and Trading of the PrimeCare Systems, Inc. Shares

There is currently no public market for the shares of PrimeCare Systems, Inc.  Upon completion of this distribution, its shares will not qualify for trading on any national or regional stock exchange or on the NASDAQ Stock Market.  Following the spin-off, PrimeCare Systems, Inc. intends to attempt to have a broker-dealer make a market in its shares and also sponsor and apply to have PrimeCare=s shares quoted on the OTC Bulletin Board.  However, PrimeCare Systems, Inc. has no present arrangement or agreement with any broker-dealer to serve as market maker for its common shares, and it can offer no assurances that any market for its common shares will develop.  Even if a market develops for its shares, PrimeCare Systems, Inc. can offer no assurances that the market will be active, or that it will afford its stockholders an avenue for selling their shares.  Many factors will influence the market price of PrimeCare Systems, Inc. common shares, including the depth and liquidity of the market, which may develop, investor perception of its business, general market conditions, and its growth prospects.

Neither PrimeCare Systems, Inc., nor OCGT, makes any recommendations on the purchase, retention or sale of OCGT shares or PrimeCare Systems, Inc. shares.  We urge you to consult your own financial advisors, such as your stockbroker, bank or tax advisor.  If you do decide to purchase or sell any OCGT or PrimeCare Systems, Inc. shares, we suggest that you make it clear to your stockbroker, bank or other nominee whether you want to purchase or sell OCGT shares or PrimeCare Systems, Inc. shares, or both.

Although currently there is no public trading market for PrimeCare Systems, Inc. shares, management believes a market could develop if the application of PrimeCare Systems, Inc. to the OTC Bulletin Board is successful.  PrimeCare Systems, Inc. shares distributed to OCGT stockholders will be freely transferable, except for (i) shares received by persons who may be deemed to be affiliates of PrimeCare Systems, Inc. under the Securities Act of 1933, and (ii) shares received by persons who hold restricted shares of OCGT common stock.  Persons, who may be deemed to be affiliates of PrimeCare Systems, Inc., after the spin-off, generally include individuals or entities that control, are controlled by, or are under common control with PrimeCare Systems, Inc. and may include Directors, officers and significant stockholders of PrimeCare Systems, Inc.  Persons who are affiliates of PrimeCare Systems, Inc. will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

There can be no assurance as to whether the common shares of PrimeCare Systems, Inc. will be actively traded or as to the price at which the shares will trade.  Some OCGT stockholders who receive PrimeCare Systems, Inc. shares may decide that they do not want shares in a company involved in the health care industry and may sell their PrimeCare Systems, Inc. shares following the spin-off.  This may delay the development of an orderly trading market in PrimeCare Systems, Inc. shares for a period of time following the spin-off.  Until the PrimeCare Systems, Inc. shares are fully distributed and an orderly market develops, the prices at which PrimeCare Systems, Inc. shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue.  Prices for shares of PrimeCare Systems, Inc. will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, its results of operations, what investors think of its business, and changes in general economic and market conditions.

OCGT’s   common stock   continues to be listed and traded on the OTC Bulletin Board under the symbol “UCCO”   the new symbol since its name changed to UraniumCore Company.

Even though UCCO is currently a publicly held company, there can be no assurance as to whether an active trading market for its shares will be maintained  , or as to the prices at which its shares will trade.    Whether an active trading market for UCCO shares will be maintained, and the price for its shares in the marketplace may be influenced by many factors, including:

*

the depth and liquidity of the market for its shares,

*

its results of operations,

*

what investors think of its business and its industry,

*

changes in economic conditions in its industries, and

*

general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded.  Market fluctuations could have a material adverse impact on the trading price of PrimeCare Systems, Inc. shares and/or UCCO shares.

The instant transaction with Mr Vavithis is not the first time that OCGT planned to distribute the shares of PrimeCare to its shareholders.  On March 16, 2005, OCGT entered into an agreement and plan of reorganization with Centerstaging Musical   Productions, Inc. and its stockholders (“Centerstaging”).  Pursuant to the terms of that agreement, OCGT would have acquired all of the issued and outstanding capital stock of Centerstaging in exchange for the issuance of  shares of OCGT’s Series F Preferred stock.  Upon the closing of that share exchange, Centerstaging would have become a wholly-owned subsidiary of OCGT.  That transaction would have resulted in a change of control of OCGT, whereby approximately 96% of OCGT's outstanding shares would have become owned by persons who were previously stockholders of Centerstaging.  OCGT would have changed its corporate  name to Centerstaging Musical Productions, Inc.  As a condition of that agreement, 100% of the shares of PrimeCare owned by OCGT, would have been distributed to those stockholders of OCGT, prior to the closing of that agreement.  To effectuate that transaction PrimeCare filed a Registration Statement with the SEC on Form SB-2 on April 22, 2005, which was amended July 1, 2005, File No.  333-124242.  On August 3, 2005, PrimeCare withdrew that Registration Statement because the agreement and plan of reorganization was terminated by Centerstaging, on August 1, 2005.

A ruling from the Internal Revenue Service, or an opinion of tax counsel that the distribution will qualify as a tax free spin-off for U.S. federal income tax purposes has not been requested and will not be requested.  OCGT and PrimeCare Systems, Inc. believe the spin-off does not qualify as a tax-free distribution under the U.S. federal tax laws because it does not meet the requirements of Sec. 355 of the Internal Revenue Code, since no securities are being surrendered in connection with such distribution.  Each OCGT stockholder who receives PrimeCare Systems, Inc. shares in the spin-off will generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the distribution date.  However, because OCG Technology, Inc. (“OCGT”) has no accumulated earnings and profits as defined in Sec. 316 of the Internal Revenue Code (the “IRC”), the distribution, pursuant to Sec. 301 of the IRC, shall first be applied against and reduce the adjusted basis of the stock upon which it was issued (the “Underlying Stock”) and to the extent it exceeds the basis of the Underlying Stock, it shall be treated as a capital gain.  Each stockholder's individual circumstances may affect the tax consequences of the spin-off to such stockholder.  Stockholders who are not citizens or residents of the United States, are corporations, or who are otherwise subject to special treatment under applicable tax codes, may have other consequences as a result of the spin-off.  We strongly urge all stockholder to consult with their own tax, financial, or investment adviser or legal counsel experienced in these matters.

Relationship Between OCGT and PrimeCare Systems, Inc. After the Spin-off

Following the spin-off, we will be an independent company and OCGT will have no stock ownership or interest in us.  We intend to act as an independent, public company and do not anticipate any continuing relationship with OCGT

FEDERAL INCOME TAX CONSEQUENCES

A ruling from the Internal Revenue Service, or an opinion of tax counsel that the distribution will qualify as a tax free spin-off for U.S. federal income tax purposes has not been requested and will not be requested.  OCGT and PrimeCare Systems, Inc. believe the spin-off does not qualify as a tax-free distribution under the U.S. federal tax laws because it does not meet the requirements of Sec. 355 of the Internal Revenue Code, since no securities are being surrendered in connection with such distribution.  Each OCGT stockholder who receives PrimeCare Systems, Inc. shares in the spin-off will generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the distribution date.  However, because OCG Technology, Inc. (“OCGT”) has no accumulated earnings and profits as defined in Sec. 316 of the Internal Revenue Code (the “IRC”), the distribution, pursuant to Sec. 301 of the IRC, shall first be applied against and reduce the adjusted basis of the stock upon which it was issued (the “Underlying Stock”) and to the extent it exceeds the basis of the Underlying Stock, it shall be treated as a capital gain.  Each stockholder's individual circumstances may affect the tax consequences of the spin-off to such stockholder.  Stockholders who are not citizens or residents of the United States, are corporations, or who are otherwise subject to special treatment under applicable tax codes, may have other consequences as a result of the spin-off.  We strongly urge all stockholder to consult with their own tax, financial, or investment adviser or legal counsel experienced in these matters.

Relationship Between OCGT and PrimeCare Systems, Inc. After the Spin-off

Following the spin-off, we will be an independent company and OCGT will have no stock ownership or interest in us.  We intend to act as an independent, public company and do not anticipate any continuing relationship with OCGT

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wynne B. Stern, Jr., Attorney at Law.

EXPERTS

Our financial statements for the fiscal year ended June 30, 2007 and 2006, have been examined to the extent indicated in the report by Michael T Studer CPA P.C. independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.  The auditors' reports contain an explanatory paragraph relating to our ability to continue as a going concern which is further explained in the notes to the financial statements.

WHERE YOU CAN FIND MORE INFORMATION

PrimeCare Systems, Inc. has filed a registration statement on Form SB-2 with the SEC for the stock offered by this Prospectus.  This Prospectus does not include all of the information contained in the registration statement.

We urge you to refer to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this Prospectus.

Following completion of the distribution, PrimeCare Systems, Inc. will be subject to certain reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, PrimeCare Systems, Inc. will file reports, and other information with the SEC.  PrimeCare Systems, Inc. intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants, quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year, and other periodic reports as PrimeCare Systems, Inc. may deem appropriate or as we may be required by law.

You may inspect and copy this registration statement, reports and other information concerning PrimeCare Systems, Inc. at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains this registration statement, reports and other information that was filed electronically by PrimeCare Systems, Inc.  The address of the SEC's Internet site is Ahttp://www.sec.gov.@

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNT

$

Previous independent accountants.

(i)   On August 8, 2006  PrimeCare Systems, Inc. (APSI@) advised Malone & Bailey, PC, its independent accountants, that they were dismissed and that PrimeCare no longer required the services of the firm and that PSI will retain a new firm.

(ii)   The report of Malone & Bailey, PC, on the financial statements for the fiscal year ended June 30, 2005, the term of its engagement, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except the accountants=s reports, dated October 12, 2005, did include a paragraph regarding the uncertainty of the Company to continue as a going concern.

(iii)   The decision to change accountants was recommended by the Board of Directors;

(iv)  In connection with its audit for the most recent fiscal year and through August 8, 2006, there have been no disagreements with Malone & Bailey, PC, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Malone & Bailey, PC, would have caused them to make reference thereto in their report on the financial statements for such years.

           (b)      New independent accountants.

The Registrant has engaged Michael T. Studer CPA P.C. as its new independent accountants as of August 9, 2006.  During the two most recent fiscal years and through August 9, 2006, the Registrant has not consulted with Michael T. Studer CPA P.C. regarding the application of accounting principles to a specific transaction, either completed or proposed; nor the type of audit opinion that might be rendered on the Registrant's financial statements; nor has any written report or oral advice been provided to the Registrant by Michael T. Studer CPA P.C. on any matter that was the subject of a disagreement or event identified in response to paragraph (a)(1)(iv) of this Item.

FINANCIAL STATEMENTS

Set forth below are the audited financial statements for PrimeCare Systems, Inc. for the fiscal years ended June 30, 2007 and 2006 and the unaudited financial statements for the three months ended September 30, 2007 and 2006.  These financial statements are attached to this report and filed as a part of this report.

PRIMECARE SYSTEMS, INC.

Index to Financial Statements

 Page

Report of Independent Registered Public Accounting Firm

F-2

Financial Statements:

Balance Sheets as of September 30, 2007 (unaudited), June 30, 2007 and 2006

F-3

Statements of Operations for the three months ended September 30, 2007 and

 2006 (unaudited) and for the years ended June 30, 2007 and 2006

F-4

Statements of Changes in Stockholders= Equity for the the three months ended

September 30, 2007 (unaudited) and for  the years ended June 30, 2007 and 2006

F-5

Statements of Cash Flows for the three months ended September 30, 2007 and

 2006 (unaudited) and for the years ended June 30, 2007 and 2006

F-6

Notes to Financial Statements

F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

PrimeCare Systems, Inc.

I have audited the accompanying balance sheets of PrimeCare Systems, Inc.

(the “Company”) as of June 30, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2007 and 2006 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to this matter are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 11 to the financial statements, the Company restated its financial statements for the years ended June 30, 2007 and 2006.

/s/ Michael T. Studer CPA P.C.

Freeport, New York

November 2, 2007

PrimeCare Systems, Inc.

Balance Sheets

	September 30,	June 30,
	2007	2007	2006
Assets	(Unaudited)	(Restated)	(Restated)
Current assets:
Cash	$ 21,639	$ 29,701	$ 247,327
Loan receivable	10,350	10,350	9,000
Inventory	--	-	2,405
Prepaid expenses	--	3,999	–
Total current assets	31,989	44,050	258,732

Other assets:
Property and equipment, net of accumulate depreciation of $110,867, $109,153, and $101,565, respectively	15,499	8,189	4,891
Capitalized software costs, net of accumulated amortization of $89,305, $44,071 , and $58,935, respectively	201,732	180,653	129,376
Other assets	4,972	4,972	4,972
Total Assets	$254,192	$ 237,864	$ 397,971

Liability and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$19,919	$ 16,616	$ 33,919
Current portion of notes payable	245,000	-	19,190
Deferred income – current portion	6,000	6,000	6,000
Total current liabilities	270,919	22,616	59,109
Notes payable – non-current portion	-	175,000	-
Deferred income – long term portion	42,000	43,500	49,500
Total liabilities	312,919	241,116	108,609

Stockholders’ equity:
Series A preferred stock, $.01 par value; 10,000,000 shares authorized, issued and outstanding 67,570, 64,570, and 62,070 shares, respectively	676	646	621
Common stock, $.001 par value; 200,000,000 shares Authorized, issued, and outstanding 69,901,120, 69,901,120, and 69,901,120, respectively	69,901	69,901	69,901
Additional paid-in capital	8,856,842	8,841,872	8,816,897
Accumulated deficit	(8,986,146)	(8,915,671)	(8,598,057)
Total stockholders’ equity	(58,727)	(3,252)	289,362
Total liabilities and stockholders’ equity	$254,192	$237,864	$397,971

See notes to financial statements.

PrimeCare Systems, Inc.

Statements of Operations

	Three Months Ended September 30,		Year Ended June 30,
	2007 2006 _ (Unaudited)		2007 2006 (as restated)

Revenues:
Software license fees	$ 1,500	$ 1,500	$ 6,000	$ 4,500
Sales commissions	–	–	120	125

Total revenues	1,500	1,500	6,120	4,625

Operating costs and expenses:
Cost of revenues:
Amortization of capitalized software costs	7,275	6,060	32,086	25,406
Impairment of capitalized software costs	--	15,943	20,157	-

Total costs of revenues	7,275	22,003	52,243	25,406

Research and development (including stock-based compensation of $137,487 for year ended June 30, 2006)	38,498	42,147	156,187	310,887

Selling, general and administrative (including Stock-based compensation of $604,887 for Year ended June 30, 2006)	21,353	64,046	104,715	649,138
Depreciation	1,714	1,919	7,588	7,216

Total operating costs and expenses	68,840	130,115	320,733	992,647

Operating loss	(67,340)	(128,615)	(314,613)	(988,022)

Interest income	231	1,476	2,291	–
Interest expense	(3,366)	(615)	(3,659)	(3,397)

Net loss from continuing operations	(70,475)	(127,754)	(315,981)	(991,419)

Income (loss) from discontinued operations	--	472	(1,633)	39,100

Net loss	$ (70,475)	$ (127,282)	$ (317,614)	$ (952,319)

Income(loss) per common share, basic and diluted:
Continuing operations	$ (.00)	$ (.00)	$ (.00)	$ (.01)
Discontinued operations	.-	.00	(.00)	.00
Total	$ (.00)	$ (.00)	$ (00)	$ (.01)

Weighted average number of common shares Outstanding, basic and diluted	69,901,120	69,901,120	69,901,120	69,901,120

See notes to financial statements.

PrimeCare Systems, Inc.

Statements of Changes in Stockholders’ Equity

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balances, June 30, 2005	–	$ --	69,901,120	$ 69,901	$ 7,613,355	$ (7,645,738)	$ 37,518

Contributions from parent	–	–	–	–	6,558	–	6,558
Issuance of warrants in November 2005 for services rendered (as restated)	–	–	–	–	742,374	–	742,374
Capital contribution in December 2005 pursuant to OCGT’s Share Purchase Agreement dated December 19, 2005	–	–	–	–	275,000	–	275,000
Net liabilities of former parent company assumed pursuant to OCGT’s Share Purchase Agreement dated December 19, 2005	–	–	–	–	(440,469)	–	(440,469)
Issuance of Series A preferred stock in January 2006 in payment of promissory notes	24,570	246	–	–	245,454	–	245,700
Sale of Series A preferred stock from February 2006 to June 2006	37,500	375	–	–	374,625	–	375,000

Net loss	–	–	–	–	–	(952,319)	(952,319)

Balances, June 30, 2006(as restated)	62,070	621	69,901,120	69,901	8,816,897	(8,598,057)	289,362

Sale of Series A preferred stock in July 2006	2,500	25	–	–	24,975	–	25,000

Net loss (as restated)	–	–	–	–	–	(317,614)	(317,614)

Balances,June 30, 2007 (as restated)	64,570	646	69,901,120	69,901	8,841,872	(8,915,671)	(3,252)
Unaudited: Sale of Series A preferred stock in August 2007	3,000	30	--	--	14,970	--	15,000
Net loss	--	--	--	--	--	(70,475)	(70,475)

Balances, September 30, 2007	67,570	$ 676	69,901,120	$ 69,901	$ 8,856,842	$(8,986,146)	$ (58,727)

See notes to financial statements.

PrimeCare Systems, Inc.

Statements of Cash Flows

	Three Months Ended September 30,		Year Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(as restated) (as restated)
Cash flow from operating activities:
Net loss	$ (70,475)	$ (127,282)	$ (317,614)	$ (952,319)
Adjustments to reconcile net loss to net cash provided (used in) operating activities:
Depreciation of property and equipment	1,714	1,919	7,588	7,216
Amortization of capitalized software costs	7,275	6,060	32,086	25,406
Impairment of capitalized software costs	--	15,943	20,157	-
Issuance of warrants for services	–	--	-	742,374
Changes in operating assets and liabilities:
Accounts receivable	–	--		787
Loan receivable	--	9,000	(1,350)	(9,000)
Inventory	--	300	2,405	12,269
Prepaid expenses	3,999	(3,843)	(3,999)	--
Accounts payable and accrued expenses	3,303	(15,755)	(17,303)	(44,505)
Deferred income	(1,500)	(1,500)	(6,000)	55,500

Net cash provided by (used in ) operating activities	(55,684)	(115,158)	(284,030)	(162,272)

Cash flows from investing activities:
Additions to property and equipment	(9,024)	(1,494)	(10,886)	(7,288)
Additions to capitalized software costs	(28,354)	(26,939)	(103,520)	(97,784)
Net cash used in investing activities	(37,378)	(28,433)	(114,406)	(105,072)

Cash flows from financing activities:
Net proceeds from (repayment of) note payable-bank	--	(19,190)	(19,190)	(162)
Proceeds from notes payable	70,000	-	175,000	30,000
Repayment of note payable assumed from former parent company	–	-	--	(175,000)
Capital contribution pursuant to OCGT’s Share Purchase Agreement dated December 19, 2005	–	-	--	275,000
Contributed capital from former parent company	–	–	--	6,558
Proceeds from sale of Series A preferred stock	15,000	25,000	25,000	375,000

Net cash provided by (used in) financing activities	85,000	5,810	180,810	511,396

Net increase (decrease) in cash	(8,062)	(137,781)	(217,626)	244,052

Cash, beginning of period	29,701	247,327	247,327	3,275

Cash, end of period	$ 21,639	$ 109,546	$ 29,701	$ 247,327

Supplemental disclosures of cash flow:
Interest paid	$ 1,090	615	$ 690	$ 3,397
Income taxes paid	$ –	$ –	$ –	$ –

Non-Cash investing and financial activities:
Liabilities of former parent company assumed pursuant to OCGT’s Share Purchase Agreement dated December 19, 2005:
Accounts payable and accrued expenses	$ –	$ –	$ –	$ 19,769
Notes payable to related parties	–	–	–	245,700
Notes payable to third party	–	–	–	175,000

Total	$ –	$ –	$ –	$ 440,469

Issuance of Series A preferred stock in January 2006 in satisfaction of notes payable to related parties	$ –	$ –	$ –	$ 245,700

See notes to financial statements.

PRIMECARE SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business - PrimeCare Systems, Inc. (“PrimeCare” or the “Company”), a Delaware Corporation formed in 1994, was a wholly-owned subsidiary of OCG Technology, Inc. (“OCGT”) until December 31, 2005, when it was distributed as a dividend to the shareholders of OCGT as of the close of business on December 29, 2005 (see note 6).  Prior to the spin-off PrimeCare=s expenses did not include certain expenses incurred by OCGT (primarily professional fees and other expenses related to OCGT=s public company responsibilities) which PrimeCare is now incurring.  Had such expenses prior to the spin-off (on December 30, 2005) been incurred by PrimeCare and included in prior PrimeCare statements of operations, PrimeCare=s net loss for the year ended June 30, 2006 would have been $ 999,263.

PrimeCare has developed and is marketing software and diagnostic products for the healthcare industry.  Through March 2006 (see note 8), PrimeCare sold Denise Austin health and fitness video products from an online shopping cart linked to the Denise Austin Web site.

Interim financial information – The interim financial statements included herein as of September 30, 2007, and for the three months ended  September 30, 2007 and 2006, are unaudited. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the interim financial information.

Reclassifications - Certain prior period amounts have been reclassified to conform to the current period presentation.  These reclassifications had no effect on net loss.

Use of Estimates - In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses in the statements of operations, and the disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

Fair Value of Financial Instruments - The carrying values of the Company=s financial instruments, consisting of cash, accounts receivable, loan receivable, accounts payable and accrued expenses, and notes payable, approximate their fair values based upon their short term nature.

Cash and Cash Equivalents - For purposes of the statement of cash flows, PrimeCare considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment - Property and equipment is stated at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Capitalized Software Costs  - PrimeCare accounts for the development cost of software intended for sale in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS 86”).  SFAS 86 requires product development costs to be charged to expense as incurred until technological feasibility is attained.  PrimeCare believes that it’s PrimeCareJ Patient Management System Version Nine (“PrimeCareJ V9”) has attained technological feasibility and thus has been capitalizing the related costs of its development.  The Company amortizes such costs using the straight-line method over the estimated five year economic life of the asset.  Other research and development costs are expensed as incurred.

Impairment of Long-Lived Assets. - PrimeCare accounts for the impairment and disposal of long-lived assets utilizing Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 requires that long-lived assets, such as property and equipment and capitalized software costs, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Revenue Recognition - During the periods presented, the Company had three sources of revenue: (1) sale of inventoried merchandise; (2) commissions received from vendors who link to our Web sites; and (3) software license fees.  In March 2006 (see note 8), the Company discontinued the business relating to the sale of inventoried merchandise.

Sales of inventoried merchandise are reported on a “gross” basis in compliance with IETF 99-19, because the Company purchases the merchandise from the source it selects; is at risk for the purchaser’s credit; and the Company ships the merchandise.  The Company reports the gross sales price as revenue and expenses the cost of the merchandise and the shipping costs as “cost of sales”.  The Company is almost always paid by credit card at the time of purchase and occasionally by check.  Sales are booked when the merchandise is shipped.  The merchandise is not shipped until the credit is approved.

The Company acts as a commissioned broker by displaying a vendor’s products on the Company’s Web sites.  When a consumer indicates a desire to purchase an item, the order is collected through the Web site and processed by the third party seller.  The Company receives a commission on such sale after it is consummated.  When the Company is paid, it reports the “commissions” on a “net” basis in compliance with IETF 99-19.  The Company reports commissions this way because: (a) it does not have any direct costs; (b) it does not purchase the product sold; and (c) it does not have any credit risk on the sale, and it does not handle or ship the product when sold.  The Company notifies the seller of an interested buyer and it receives a commission check from the seller upon the consummation of a sale.  At that time the Company reports the revenue on a “net” basis.

The Company accounts for software license fees in accordance with SOP 97-2. Revenues are recognized when all of the following criteria are met: (a) persuasive evidence of an arrangement exists; (b) delivery has occurred; (c) the vendor=s fee is fixed or determinable; and (d) collectibility is probable.

Stock based compensation - The Company accounts for stock based compensation to employees and others under SFAS nos. 123 and 123R.  The Company does not have an employee stock option plan.  The company issued warrants, for the first time, during the quarter ended December 31, 2005, and accounted for them at estimated fair value using the Black-Scholes option pricing model (see note 7).

Income Taxes - PrimeCare applies the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be settled or recovered.

Per Share Data - Basic loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the year.  Diluted loss per share is the same as basic loss per share because inclusion of the common stock equivalents, consisting of the Series A Preferred Stock and the outstanding warrants, would have been anti-dilutive.

Recently issued accounting pronouncements - PrimeCare does not expect the adoption of recently issued accounting pronouncements to have a significant impact on PrimeCare’s results of operations, financial position or cash flows.

Restatement B As described in Note 11, the Company has restated its financial statements as of June 30, 2007 and 2006 and for the years then ended.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that PrimeCare will continue as a going concern.  For the years ended June 30, 2007 and 2006, PrimeCare incurred losses from continuing operations of $ 317,614 and $952,319, respectively.  These conditions raise substantial doubt as to PrimeCare’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if

PrimeCare is unable to continue as a going concern.  Management plans on achieving profitable operations through successful marketing of its PrimeCare V9 software.  However, there is no assurance that the Company will be successful in this effort.

NOTE 3 - NOTES PAYABLE

Notes payable consisted of:

September

June 30

June 30

	30, 2007 (unaudited)	2007	2006
Due bank under $20,000 revolving line of credit, Interest payable monthly at bank=s prime rate
plus 3%, secured by the personal guarantee of officer	$ _-	$ -	$ 19,190

Due officer, interest at 6%, interest and balance due in July 2008	20,000	20,000	-

Due Telemedicine International LLC, interest at 6%,
Interest and balance due in July 2008	225,000	155,000	--

Total	245,000	175.000	19,190
Current portion of notes payable	(245,000)	-	(19,190)
Non-current portion of notes payable	$ --	$ 175,000	$ --

NOTE 4 - SOFTWARE LICENSE AGREEMENT AND DEFERRED INCOME

On September 29, 2005, PrimeCare entered into a ten year license agreement with Telemédica SLR (Licensee), a company based in Argentina.  As part of the consideration for becoming the exclusive licensee within the free trade association known as Mercosur, whose members are Argentina, Brazil, Chile, Paraguay and Uruguay, the Licensee paid PrimeCare $60,000 and has agreed to fund the translation and internationalization of PrimeCare V9 in both Spanish and Portuguese.  The Spanish version was completed during 2005.  The Licensee will sub-license PrimeCare V9 to health care providers in the Mercosur and train them in its use.  In the event that the gross revenues derived by Licensee from sub licensing PrimeCare V9, are less than $2,500,000 for the third year of the Term of the agreement, or any year thereafter, the Agreement will become non-exclusive for the balance of the term.  The License provides that the fee to be charged to a sub-licensee shall be not less than $4 per annum, per patient of each sub-licensee, without regard to the number of patient uses of the software during that year, unless PrimeCare agrees, in writing, to a lower fee.

Under the agreement, the Licensee shall pay PrimeCare, as a license fee, an amount equal to 50% of the gross fees charged by Licensee to each and every sub-licensee for use of PrimeCare V9. However, during the first three years of the agreement, or until the gross revenues of Licensee derived from sub-licensees exceeds $400,000, whichever occurs first, Licensee will pay PrimeCare a license fee equal to 25% of the gross fees charged by Licensee.

PrimeCare recorded the $60,000 as deferred income in September 2005 and is amortizing this amount to income over ten years, the term of the Licensee distribution agreement.

NOTE 5 - STOCKHOLDERS’ EQUITY

During December 2004, PrimeCare increased the aggregate number of shares authorized for issue to 200,000,000 shares of common stock with a par value of $.001 and 10,000,000 shares of preferred stock with a par value of $.01. The Board of Directors may authorize more than one series of either or both of the common stock and/or preferred stock.  Following the amendment to increase the number of authorized shares, PrimeCare split its stock such that the resulting number of common stock shares outstanding is 69,901,120; all share and per share amounts have been retroactively adjusted to reflect this stock split.

During the year ended June 30, 2006, the Company issued a total of 62,070 shares of Series A Preferred Stock.  24,570 shares were issued in satisfaction of $245,700 notes payable to related parties and 37,500 shares were issued in consideration for $375,000 cash.  During the year ended June 30, 2007, the Company issued a total of 2,500 shares of Series A Preferred Sock in consideration of $25,000 in cash.  During the three months ended September 30, 2007, the Company issued a total of 3,000 shares of Series A Preferred Stock in consideration of $15,000 in cash.

Each share of Series A Preferred Stock is convertible into 100 shares of the Company’s common stock.  In the event that dividends are simultaneously paid or declared on any parity stock, the holders of the Series A Preferred Stock are entitled to receive out of any funds or other property legally available therefore, when and as declared by the Board of Directors, (I) dividends in cash at the annual rate of $0.60 per share, and (ii) in addition, each share of Series A Preferred Stock shall receive 100 times the dividend paid per share of common stock.

NOTE 6 - SPIN-OFF

On December 19, 2005, PrimeCare entered into a Distribution Agreement with OCG Technology, Inc. (“OCGT”), its sole shareholder, which provided that prior to the closing (the “Closing”) of the Share Purchase Agreement (also dated December 19, 2005, between OCGT and the Share Purchaser), all of the outstanding shares of PrimeCare (the “PrimeCare Shares”) will be distributed to the record common and preferred stockholders of OCGT, on a pro rata basis (the “Distribution”).  The Closing took place on December 31, 2005, and the Record Date was December 29, 2005.

The Distribution is subject to the following.  All of the PrimeCare Shares that are owned by OCGT, amounting to 69,901,121 shares, are currently being held in escrow by Jeffery P. Nelson and will be deposited with Registrar and Transfer Company, with a list of stockholders of OCGT, as at the Record Date, for Distribution, on satisfaction of the prior filing and effectiveness of a Registration Statement, filed with the Securities and Exchange Commission, or an available exemption from the applicable federal and state registration requirements applicable to the Distribution.  The Distribution is to be at PrimeCare's sole cost and expense.

Both the Share Purchase Agreement and the Distribution Agreement provided that OCGT would convey all of its assets at the Record Date to PrimeCare and that PrimeCare would assume, pay and indemnify and hold OCGT harmless from and against any and all liabilities of OCGT and PrimeCare that existed at the Record Date, of every kind and nature whatsoever, whether by contract, lease, license or otherwise, without qualification, including the costs and expenses of the Distribution.  PrimeCare assumed liabilities of $440,469, which consisted of: $245,700 in promissory notes payable to related parties; $175,000 of promissory notes payable to a third party; and $19,769 of accounts payable and accrued expenses.

PrimeCare received cash in the amount of $275,000 from the Share Purchaser, which was provided for in the Share Purchase Agreement and has been treated as a capital contribution.

NOTE 7 - WARRANTS

On November 17, 2005, the Company issued warrants to eighteen parties to purchase a total of 14,466,262 shares of common stock (6,225,000 to officers and directors); 4,327,206 are exercisable at $.02 per share; 4,925,000 are exercisable at $.05 per share; and 5,214,056 are exercisable at $.07 per share.  The warrants may be exercised at any time or from time to time, prior to November 17, 2008.  The $742,374  fair value of the warrants on the date of issue was charged as follows:  $604,887  to selling, general and administrative and $137,487 to research and development expenses.  The fair value was estimated using the Black-Scholes option pricing model and the following assumptions: expected life of 3 years, expected volatility of 155%, expected dividend yield of 0%, and risk free interest rate of 4.4%.  Since the Company=s common stock has not been traded, the Company used the expected volatility of OCGT=s common stock on November 17, 2005, to estimate the volatility of its own shares of common stock, as OCGT=s business and number of shares of common stock outstanding were identical at that time.

From November 17, 2005 to September 30, 2007, no options or warrants were granted, exercised, forfeited, or expired.  At September 30, 2007 and 2006, and June 30, 2007 and 2006, there were 14,466,262 warrants outstanding and exercisable with a weighted-average exercise price of $.0482 per warrant.  The weighted-average grant-date fair value of these warrants was $.0513 per warrant.

NOTE 8 - DISCONTINUED OPERATIONS

In March 2006, the operator of the Denise Austin Web site terminated its marketing relationship with PrimeCare and removed its Web site link to our online ”shopping cart”.  As a result, the Company decided not to purchase any additional inventory.

Income (loss) from discontinued operations consisted of:

Three Months Ended

September 30,

Year Ended June 30,

2007	2006	2007	2006

	(unaudited)
Sales of merchandise	$ --	$ 872	$ 872	$ 102,578
Cost of sales	_--	400	400	57,574
Gross margin	--	472	472	45,004
Marketing expense	--	--	2,105	5,904
Income from discontinued operations	$ --	$ 472	($ 1,633)	$ 39,100

NOTE 9 - INCOME TAXES

No provisions for income taxes have been recorded since the Company has incurred net losses since inception.  Based on management=s assessment, the Company has not yet determined it to be more likely than not that a deferred tax asset attributable to the future utilization of the net operating loss carry forward will be realized, Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements.  The Company will continue to review this valuation allowance and make adjustments as appropriate.  The net operating loss carry forward of approximately $5,000,000 at June 30, 2007 expires in varying amounts from the year 2009 to year 2027.

Current tax laws limit the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.

NOTE 10 - COMMITMENTS

PrimeCare leases office space under operating leases.  The leases include provisions requiring PrimeCare to pay a proportionate share of the increase in real estate taxes and operating expenses over base period amounts.  For the years ended June 30, 2007 and 2006, rent expense pursuant to such operating leases was $67,909 and $58,849, respectively. At June 30, 2007, the future minimum lease payments under non-cancelable operating leases were $0.

NOTE 11 B RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company restated its financial statements for the years ended June 30, 2006 and 2007 (which were previously included in Amendment No. 7 to the Registration Statement on Form SB-2 filed with the SEC on September 26, 2007) in order to correct an error relating to the calculation of the fair value of the 14,466,262 warrants issued to 18 parties on November 17, 2005 (see Note 7) and in order to correct an error relating to the revenue recognition period of the $60,000 received in connection with the software license agreement dated September 29, 2005 (see Note 4).

The $684,637 restatement of stock-based compensation for the year ended June 30, 2006, is the result of the use of an incorrect variable in making the Black - Scholes option pricing model calculation for the previously issued financial statements.  Previously, we erroneously used $.005 as the assumed price of PrimeCare common stock on November 17, 2005 and arrived at a $57,737 fair value for the warrants issued.  The restated calculation correctly used $.06 as the assumed price of PrimeCare common stock on November 17, 2005 and arrived at a $742,374 fair value for the warrants issued, which is included in research and development ($137,487) and selling and general administrative expenses ($604,887).

Previously, we amortized to revenues the $60,000 fees received in connection with the software license agreement dated September 29, 2005 (see Note 4) over a period of three years ($15,000 revenues recognized in the year ended June 30, 2006 and $20,000  revenues recognized in the year ended June 30, 2007).  The revenues should have been recognized over the ten year term of the contract.  Accordingly, we have restated the software license fee revenues for the years ended June, 30, 2006 and June 30, 2007 to $4,500 and $6,000, respectively.

The effect of the restatement adjustments on the balance sheet at June 30, 2006 follows:

	As Previously Reported	Adjustments	As Restated

Total assets	$ 397,971	$ -	$ 397,971

Current liabilities:
Accounts payable and accrued expenses	$ 33,919	$ -	$ 33,919
Current portion of notes payable	19,190	-	19,190
Deferred income – current portion	20,000	(14,000)	6,000

Total current liabilities	73,109	(14,000)	59,109
Deferred income - non-current portion	25,000	24,500	49,500
Total liabilities	$ 98,109	$ 10,500	$ 108,609

Stockholders' equity:
Series A preferred stock	621	-	621
Common stock	69,901	-	69,901
Additional paid-in capital	8,132,260	684,637	8,816,897
Accumulated deficit	(7,902,920)	(695,137)	(8,598,057)

Total stockholders' equity	299,862	(10,500)	289,362
Total liabilities and stockholders' equity	$ 397,971	$ -	$ 397,971

The effect of the restatement adjustments on the statement of operations for the year ended June 30, 2006 follows:

	As Previously Reported	Restatement Adjustments	As Restated
Revenues
Software license fees	$ 15,000	($ 10,500)	$ 4,500
Sales commissions	125	-	125
Total revenues	15,125	(10,500	4,625
Operating costs and expenses:
Cost of revenues
Amortization of capitalized software costs	25,406	-	25,406
Impairment of capitalized software costs	-	-	-
Total costs of revenues	25,406	-	25,406
Research and development
Stock-based compensation	10,704	126,783	137,487
Other	173,400	-	173,400
Selling, general and administrative
Stock-based compensation	47,033	557,854	604,887
Other	44,251	-	44,251
Depreciation	7,216	-	7,216

Total operating costs and expenses	308,010	684,637	992,647
Operating loss	(292,885)	(675,137)	(988,022)
Interest expense	(3,397)	-	(3,397)
Net loss from continuing operations	(296,282)	(695,137)	(991,419)
Income from discontinued operations	39,100	-	39,100
Net loss	$ (257,182)	$ (695,137)	$ (952,319)
Income (loss) per common share,
basic and diluted:
Continuing operations	$ (.00)	$ .(01)	$ (.01)
Discontinued operations	.00	-	.00
Total	$ (.00)	$ (.01)	$ (.01)

The effect of the restatement adjustments on the balance sheet at June 30, 2007 follows:

	As Previously Reported	Adjustments	As Restated

Total assets	$ 237,864	$ -	$ 237,864

Current liabilities:
Accounts payable and accrued expenses	$ 16,616	$ -	$ 16,616
Current portion of notes payable	-	-	-
Deferred income – current portion	20,000	(14,000)	6,000

Total current liabilities	36,616	(14,000)	22,616
Notes payable – non-current portion	175,000	-	175,000
Deferred income - non-current portion	5,000	38,500	43,500
Total liabilities	216,616	24,500	241,116

Stockholders' equity:
Series A preferred stock	646	-	646
Common stock	69,901	-	69,901
Additional paid-in capital	8,157,235	684,637	8,841,872
Accumulated deficit	(8,206,534)	(709,137)	(8,915,671)

Total stockholders' equity	21,248	(24,500)	(3,252)
Total liabilities and stockholders' equity	$ 237,864	$ -	$ 237,864

The effect of the restatement adjustment on the statement of operations for the year ended June 30, 2007 follows:

	As Previously Reported	Restatement Adjustments	As Restated
Revenues
Software license fees	$ 20,000	$ (14,000)	$ 6,000
Sales commissions	120	-	,120
Total revenues	20,120	(14,000	6,120
Operating costs and expenses:
Cost of revenues
Amortization of capitalized software costs	32,086	-	32,086
Impairment of capitalized software costs	20,157	-	20,157
Total costs of revenues	52,243	-	52,243

Research and development	156,187	-	156,187

Selling, general and administrative	104,715	-	104,715
Depreciation	7,588	-	7,588

Total operating costs and expenses	320,733		320,733
Operating loss	(300,613)	(14,000)	(314,613)
Interest income	2,291		2,291
Interest expense	(3,659)	-	(3,659)
Net loss from continuing operations	(301,981)	(14,000)	(315,981)
Income from discontinued operations	(1,633)	-	(1,633)
Net loss	$ (303,614)	$ (14,000)	$ (317,614)
Income (loss) per common share,
basic and diluted:
Continuing operations	$ (.00)	$ -	$ (.00)
Discontinued operations	(.00)	-	(.00)
Total	$ (.00)	$ -	$ (.00)

Part II

Item 24.      Indemnification of Directors and Officers

The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to a proceeding or threatened proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was, at the request of the corporation, serving in any of such capacities in another corporation or other enterprise. This statute describes in detail the right of a Delaware corporation to indemnify any such person. Article Tenth of the Registrant's amended Certificate of Incorporation provides:

No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (I) for breach of the director's duty of loyalty to the corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. GIf the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such appeal or modification.

Article VI of the By-laws, as amended, of the Registrant provides generally for indemnification of all such directors, officers, employees and agents to the full extent permitted under the above-referenced section 145 of Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.

Other Expenses of Issuance and Distribution

Filing fee under the Securities Act of 1933......................  $       164.55

Accountants' fees and expenses...................................... ..       2,500.00

Legal fees and related expenses...................................... ..       2,500.00

Printing and filing charges............................................... .       1,000.00

Transfer agent and registrar fees and expenses...................      5,000.00

Miscellaneous..................................................................          1,000.00

Total .......................................................................

     $ 12,164.55

Item 26.      Recent Sales of Unregistered Securities

PrimeCare Systems, Inc. was incorporated on May 2, 1994 and acquired by its parent company, OCGT on May 16, 1994, which after a name change is now known as UraniumCore Company.   Upon creation of PrimeCare Systems, Inc., a total of 5,000  shares of  PrimeCare Systems, Inc. common  stock  was issued and outstanding, which number was forward split to 69,901,120 shares on December 31, 2004.

The initial issuance of shares was made in reliance on the Section 4(2) exemption from registration under the Securities Act of 1933 (the “Act”).  The issuances were made in private transactions without means of any public solicitation to sophisticated investors who were the founders of the Company who possessed detailed knowledge about, and had access to, detailed information about the company.  A legend was placed on the stock certificates stating that the securities have not been registered under the Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

During January 2006, PrimeCare issued 21,570 shares of Series A Preferred Stock in payment of $215,700 of promissory notes assumed from OCGT and 3,000 shares of Series A Preferred Stock in payment of $30,000 of loans payable.  The Preferred Shares are convertible into 2,457,000 shares of PrimeCare=s common stock, which is a conversion rate of $0.10 per share.  In reliance on Section 4(2) of the Act, the securities issued were deemed to be exempt from registration as transactions by an issuer not involving a public offering.  The Company made the determination that the five individuals to whom the shares were issued had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment.  In addition, they were all sophisticated investors with access to information about the company.  At the time of the transaction, each of the five individuals were shareholders of OCGT, will be shareholders of the Company upon distribution of the dividend, are accredited investors and possess knowledge and information about the Company normally provided in a prospectus.  A legend was placed on the stock certificates stating that the securities have not been registered under the Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

During the month of July 2006, PrimeCare completed a Private Offering of Series A Preferred Stock under which 40,000 shares were sold for $400,000 in cash or $10 per share.  These Preferred Shares are convertible into 4,000,000 shares of PrimeCare=s common stock, which is a conversion rate of $0.10 per common share.  The Series A Preferred Stock  was issued in reliance on the exemption from registration pursuant to Rule 504 of Regulation D of the Act.  The issuances were made in a private transaction without means of any public solicitation.  No fee was paid to any underwriter, placement agent, or finder.  The sophisticated investor was given a private placement memorandum containing the kind of information normally provided in a prospectus and, in addition, was given complete access to any and all information about the company.  The purchaser represented in writing that it acquired the securities for its own account.  A legend was placed on the stock certificate stating that the securities have not been registered under the Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

During November 2005, PrimeCare issued warrants to purchase 14,466,262 shares of common stock (the “Warrants”); 4,327,206 Warrants are exercisable at $.02 per share; 4,925,000 Warrants are exercisable at $.05 per share; and 5,214,056 Warrants are exercisable at $.07 per share.  The Warrants may be exercised at any time, or from time to time, prior to November 17, 2008. In compliance with FAS123R, the warrants were valued at $57,737 and that amount was charged to compensation.  The fair value was estimated using the Black-Scholes option pricing model.  The following table sets forth the purpose for which the Warrants were issued, the number of Warrants issued and the Black-Scholes option pricing.

Services	Warrants issued	Black-Sholes pricing
Sole and only compensation to some officers, directors and employees	5,690,000	$ 286,286
Sole payment for medical consultants	1,666,000	83,791
Sole payment for legal & accounting services	1,675,000	83,760
Additional compensation to certain research and development employees	1,065,000	53,696
As additional incentive for the purchase of stock	4,370,262	234,841
Total	14,466,262	$742,374

There was no underwriter involved in the transactions, and the warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.  All of the parties to whom the warrants were issued were either sophisticated or accredited investors, who possess knowledge and information about the Company normally provided in a prospectus.

Item 27.     Exhibits

(a) The following exhibits are filed with this Registration Statement:

Exhibit No.

Exhibit Name

*

3.1(a)

Certificate of Incorporation of Registrant filed May 2, 1994

 *

3.1(b)

Certificate of Amendment of Certificate of Incorporation filed January 10, 2005

*

3.1(c)

Certificate of Amendment of Certificate of Incorporation filed March 24, 2005

*

3.2

By-Laws

*

 4.1

Instrument  defining  rights of holders  (See  Exhibits  Nos.  3.1(a) and 3.1(c), Certificate of       Amendment of Certificate of Incorporation), Certificate of Designation Creating Series A Preferred Stock of Primecare Systems, Inc

*

4.2

 Form of Stock Purchase Warrant

5.1

Opinion  of Wynne B. Stern, Jr.,  Attorney  at  Law,  regarding legality of securities being registered

*

10.1

Software License Agreement, dated as of September 29, 2005, by and between PrimeCare  Systems, Inc., and Telemédica SRL

*

10.2

Software License Agreement, dated as of September 29, 2005, by and between PrimeCare Systems, Inc., and Nebbe Enterprises, LLC

*

10.3

Share Purchase Agreement, dated as of December 19, 2005, by, between and among OCGT Technology, Inc. and Bobby Vavithis

*

10.4

Distribution Agreement, dated as of December 19, 2005, by, between and among OCGT Technology, Inc. and PrimeCare Systems, Inc.

*

10.5

Agency Agreement, dated as of December 31, 2005

*

10.6

Escrow Agreement, dated as of December 29, 2005

*

10.7

Bank Creditline, dated August 21, 2001

23.1

Consent of Michael T. Studer CPA P.C.

23.2

Consent of Wynne B. Stern, Jr.,  Attorney at Law (included as part of Exhibit 5.1)

*

Incorporated by reference to Form SB -2, as amended, filed September 29, 2006

(b) Financial Statement Schedules for Registrant.

Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the  required  information is shown in the financial statements or notes therein.

Item 28.      Undertakings

(a) The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the Prospectus any facts or events which, individually or together represent a  fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered  would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected  in the form of prospects filed with the Commission  pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the  maximum  aggregate offering price set forth in the ACalculation of Registration  Fee@ table in the effective  registration  statement; and

(iii)  Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering.

(3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the ASecurities  Act@) may be permitted to directors,  officers and controlling  persons of the small  business  issuer  pursuant  to the  foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the  Securities  and  Exchange  Commission  such  indemnification  is against  public  policy as expressed in the  Securities  Act and is,  therefore, unenforceable.  In the  event  that a claim  for  indemnification  against  such liabilities  (other  than the payment by the small  business  issuer of expenses incurred  or paid by a  director,  officer  or  controlling  person of the small business issuer in the successful defense of any action,  suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities  being  registered,  the small  business  issuer will,  unless in the opinion of its counsel  the matter has been  settled by  controlling  precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification  by it is against  public policy as expressed in the  Securities Act and will be governed by the final adjudication of such issue.

 (c) If the issuer relies on Rule 430A under the Securities Act, the small business issuer will:

(1) For determining any liability under the Securities Act treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

(2) For  determining  any liability under the Securities Act, that each post-effective  amendment  that  contains  a form  of  Prospectus  as a new registration  statement for the securities  offered  in the  registration statement,  and that offering of the securities at that time as the initial  bona fide offering of those securities.

SIGNATURES

In accordance  with the  requirements  of the  Securities  Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the  requirements  of  filing  on Form  SB-2 and  authorized  this  Registration Statement  to be signed on its  behalf by the  undersigned,  in the City of New Rochelle, State of New York, on this 19th  day of November 2007.

PrimeCare Systems, Inc.

(REGISTRANT)

By:   /S/ Robert A. Shiver

Robert A. Shiver

President  and Director

By: /S/ Edward C. Levine

Edward C. Levine

Treasurer, Chief Financial Officer and

Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933,  this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

`

By:   /S/ Robert A. Shiver

Robert A. Shiver

President  and Director

Date: November 19, 2007

By:   /S/ Edward C. Levine

Edward C. Levine

Treasurer, Chief Financial Officer and

Principal Accounting Officer, Director

 Date:   November 19, 2007

 By:   /S/ W. Jordan Fitzhugh

W. Jordan Fitzhugh

Vice President and Director

Date:   November 19, 2007

By:   /S/  Jeffrey P. Nelson

Jeffrey P. Nelson

Secretary/Vice President and Director

Date: November 19, 2007

By:   /S/ Jarema S. Rakoczy

Jarema S. Rakoczy

Director

 Date:  November 19, 2007

EXHIBIT 5.1

Wynne B. Stern, Jr.

Attorney At Law

56 Harrison Street, Suite 501

New Rochelle, NY 10801

Tel. (914) 320-9764

December 3, 2007

PrimeCare Systems, Inc.

56 Harrison Street 5th Floor

New Rochelle, New York 10801

Attn: Edward C. Levine

Re: PrimeCare Systems, Inc. (the ACompany@)

       Registration Statement on Form SB-2

Gentlemen:

At your request, we have examined the form of the Registration Statement on Form SB-2, as amended to be filed with the Securities and Exchange Commission (the ASEC@) on or about December 3, 2007, (the@Registration Statement@) in connection with the registration under the Securities Act of 1933, as amended (the ASecurities Law@), of 69,901,120 shares of its common stock, $.001 par value per share (the AStock@).   In rendering the following opinion, we have examined and relied upon the documents and certificates of officers and directors of the Company as described below, and such other facts as we deemed relevant. ln our examinations we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies:

1.  Certificate of Incorporation of the Company, as amended to date.

2.  By-Laws of the Company, as amended to date.

3.  Applicable Resolutions adopted by the Board of Directors of the Company.

4.  Officer and Director representation letters.

We have undertaken such independent investigation beyond such documents and records as we deemed appropriate to ascertain all relevant facts.

Based on the foregoing, it is our opinion that the Stock which has been authorized  and issued in escrow to the Transfer Agent is duly and validly issued, fully-paid and non assessable.

We express no opinion as to compliance with the securities or Ablue sky@laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which noncompliance with such laws might have on the validity of issuance of the Stock.   We hereby Consent to the filing of this opinion as an exhibit to any filing made with the SEC, or under any state or other jurisdictions' securities act for purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Stock in connection with the offering described in the Registration Statement. Other than as provided in the preceding sentence this opinion (i) is addressed solely to you; (ii) covers only matters of Federal and Delaware law, and nothing in this opinion shall be deemed to apply any such opinion to the laws of any other jurisdiction; and (iv) may not be quoted or reproduced or delivered by you to any other person. Nothing herein shall be deemed to relate to, or constitute, an opinion concerning any matters not specifically set forth above.

By giving you this opinion and consent, we do not admit that we are an expert with respect to any part of the Registration Statement or any Prospectus within the meaning of the term Aexpert@ as used in Section 7 of the Securities Law, or the Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/Wynne B. Stern, Jr.

    Wynne B. Stern, Jr.

Exhibit 23.1

MICHAEL T. STUDER CPA P.C.

18 East Sunrise Highway

Freeport, NY 11520

Phone: (516) 378-1000

Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Prime Care Systems, Inc.

I consent to the use in Amendment No.8 to Form SB-2 of my report dated November 2, 2007, included therein relating to the financial statements of Prime Care Systems, Inc. for the years ended June 30, 2007 and June 30, 2006.  I also consent to the reference to the firm under the heading “Experts” in this amendment.

       /s/ Michael T. Studer

Freeport, New York

Michael T. Studer CPA P.C.

December 3, 2007